UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Pursuant to Rule 14a-12.

Nationwide Financial Services, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2007

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, Ohio 43215-2220

Dear Nationwide Financial Services, Inc. Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Nationwide Financial Services, Inc. on May 2, 2007. The meeting will begin at 1:30 p.m. at the home office of Nationwide Financial Services, Inc. located at One Nationwide Plaza, Columbus, Ohio 43215-2220.

Included with this letter are the official Notice of Annual Meeting of Shareholders, Proxy Statement and form of proxy and our Annual Report to Shareholders. The matters listed in the Notice of Annual Meeting of Shareholders are described in detail in the Proxy Statement.

The vote of every shareholder is important. Please sign, date and promptly return your proxy to us by mail in the enclosed postage-paid envelope. Alternatively, you may vote your proxy by telephone or via the internet instead of mailing the proxy card. Please refer to the proxy card for voting instructions. Our board of directors and management look forward to greeting those shareholders who are able to attend.

Sincerely,

/s/ W. G. Jurgensen

W. G. Jurgensen

Chief Executive Officer

NATIONWIDE FINANCIAL SERVICES, INC.

One Nationwide Plaza

Columbus, Ohio 43215-2220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 30, 2007

To the shareholders of Nationwide Financial Services, Inc.:

The annual meeting of shareholders of Nationwide Financial Services, Inc. will be held at 1:30 p.m. on May 2, 2007, at One Nationwide Plaza, Columbus, Ohio 43215-2220, for the following purposes:

1.  To elect the Class I directors to serve until the expiration of their terms and until their successors are elected;

2.  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

3.  To transact such other business as may properly come before the annual meeting of shareholders, or any adjournments thereof.

Please note, you are required to show evidence of stock ownership prior to entering the annual meeting. For more information, please see “General Information About the Meeting and Voting.”

The board of directors has set March 5, 2007 as the record date for the annual meeting of shareholders. Shareholders of record at the close of business on March 5, 2007 are entitled to vote on the matters submitted to a vote at the annual meeting. At least ten days prior to the annual meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination in our Secretary’s office during regular business hours.

By Order of the Board of Directors,

/s/ Thomas E. Barnes
Thomas E. Barnes
Vice President—Assistant to the CEO and Secretary

NATIONWIDE FINANCIAL SERVICES, INC.

One Nationwide Plaza

Columbus, Ohio 43215-2220

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation of proxies by the board of directors of Nationwide Financial Services, Inc., which we refer to at times as “Nationwide Financial” or “NFS,” to be voted at our annual meeting of shareholders on May 2, 2007, and at any adjournments of the meeting.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Q:	Where and when is the annual meeting of shareholders?

A:	The annual meeting of shareholders is scheduled for May 2, 2007 at 1:30 p.m., and will be at our home office located at One Nationwide Plaza, Columbus, Ohio 43215-2220.

Q:	What do I need to do to gain admission to the annual meeting?

A:	Only our shareholders and invited guests may attend the annual meeting. We will grant admission only to shareholders who show evidence of stock ownership, such as a copy of their proxy card or a statement from their broker, and valid photo identification in the form of a driver’s license or passport.

Q:	Who is receiving this mailing?

A:	Shareholders of record at the close of business on March 5, 2007 are entitled to receive this notice of annual meeting of shareholders and proxy statement. On or about March 30, 2007, we mailed this notice of annual meeting of shareholders, proxy statement, proxy card and a copy of our Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2006, to the shareholders of record as of March 5, 2007.

Q:	Who may vote at the annual meeting of shareholders?

A:	The board of directors set March 5, 2007 as the record date for the annual meeting. Individuals and entities holding our Class A or Class B common stock as of the close of business on March 5, 2007 are entitled to vote on matters at the meeting.

Q:	What proposals will be voted on at the annual meeting of shareholders?

A:	Shareholders will be voting on the following proposals:

♦	election of the Class I directors; and

♦	ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007.

Q:	What if other matters come up at the annual meeting of shareholders?

A:	The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they choose.

Q:	How many votes am I entitled to cast?

A:	The holders of our Class A common stock are entitled to one vote per share, and the holders of our Class B common stock are entitled to ten votes per share. Nationwide Corporation holds all of our outstanding shares of Class B common stock.

Q:	How many shares are outstanding?

A:	At the close of business on March 5, 2007, we had 54,236,889 outstanding shares of Class A common stock and 91,778,717 outstanding shares of Class B common stock. The holders of Class A and Class B common stock will vote together as a single class on all proposals submitted to a vote of shareholders.

Q:	Who has a controlling interest and how will they cast their votes?

A:	As of March 5, 2007, Nationwide Corporation owned all of the outstanding shares of our Class B common stock, representing approximately 94.4% of our combined voting power. Therefore, Nationwide Corporation controls the outcome of actions that require shareholder approval. Nationwide Corporation has advised us that it intends to vote its shares as follows:

♦	“for” the Class I director nominees; and

♦	“for” the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007.

Q:	What should I do now in order to vote?

A:	You should read this proxy statement, decide how you want to vote on each proposal, and then vote in one of the following ways:

♦	return your completed and signed proxy card to us by mail in the enclosed postage-paid envelope as soon as possible to ensure that your shares will be represented at the annual meeting;

♦	vote by telephone by calling (866) 540-5760;

♦	vote electronically via the internet at http://www.proxyvoting.com/nfs; or

♦	vote your shares in person by attending the annual meeting.

The telephone and internet voting procedures contained on the enclosed proxy card include a control number for you to authenticate that you are a shareholder of record and allow you to vote your shares. Please have your control number available if you call or use the internet to vote.

Q:	Can I change my vote after I have returned my signed proxy card by mail, voted by telephone or voted via the internet?

A:	Yes. You can change your vote in one of the following ways at any time before your proxy is voted at the annual meeting:

♦	revoke your proxy by written notice to our Secretary;

♦	timely submit a new, later dated proxy card or later dated vote by telephone or via the internet; or

♦	attend the annual meeting and vote in person.

If you are a registered shareholder, you may obtain a new proxy card by contacting Mellon Investor Services at 1-866-541-9688. If you are not a registered shareholder, you will need to contact your broker to obtain a new proxy card.

Q:	May I vote in person?

A:	If you are a shareholder of record on March 5, 2007, or an individual appointed to be a proxy for a shareholder of record, you may vote in person at the meeting. If your shares are held in the name of a bank, broker or other nominee, and you wish to attend the meeting to vote in person, you will have to contact that bank, broker or other nominee to obtain their proxy. If you obtain their proxy, you must bring that document with you to the annual meeting.

Q:	How many shares must be present to hold the annual meeting of shareholders?

A:	In order for us to properly conduct business at the meeting, a quorum must be present. Under our bylaws, a majority of the voting power of our common stock, present in person or represented by proxy, including abstentions and broker non-votes, constitutes a quorum for the purposes of the meeting. Abstentions occur when a shareholder chooses not to vote on a particular matter.

Q:	How many votes are required to elect the Class I director nominees?

A:	Directors are elected by a majority of the votes represented in person at the meeting or by proxy, unless the number of director nominees exceeds the number of directors to be elected. In that case, directors are elected by a plurality of the votes cast in person at the meeting or by proxy. Shareholders may cast votes “for” or “withhold” votes. Withheld votes will have the effect of a vote against the director.

Q:	How many votes are required to ratify KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007?

A:	The proposal to ratify KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007 requires that a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting vote “for” this proposal. Shareholders may cast votes “for,” “against” or “abstain” when voting with respect to this proposal. Abstentions will have the effect of a vote against the proposal.

Q:	What are the voting recommendations of the board of directors?

A:	The board of directors is soliciting your proxy and recommends a vote “for” the following proposals:

♦	election of each of the Class I directors; and

♦	ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007.

If you return a properly signed proxy card but do not indicate how your shares should be voted, the proxy holders will vote your shares in accordance with the board of directors’ recommendations described above.

Q:	What if I have a question to be asked at the annual meeting of shareholders?

A:	You may ask a question at the annual meeting by following the rules of conduct established for the meeting, copies of which will be available at the meeting.

Q:	Who will pay for this proxy solicitation, and will I receive proxy solicitations by any other means?

A:	We will pay the cost of soliciting proxies. In addition to this mailing, our directors, officers and employees also may solicit proxies in person, by telephone or by other means of communication. Our employees will not receive additional compensation for soliciting proxies, except reimbursement of reasonable out-of-pocket expenses.

We will arrange for custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of record. We will reimburse these individuals for reasonable expenses incurred in connection with forwarding proxy materials.

Q:	What is “householding”?

A:	We have adopted a procedure called “householding,” as permitted under the rules of the Securities Exchange Act of 1934. Under this procedure, a single copy of the annual report to shareholders and proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. Each shareholder will continue to receive separate proxy cards. This procedure reduces our printing costs and mailing fees.

Householding will not affect dividend check mailings in any way.

If a single copy of the annual report to shareholders and proxy statement was delivered to an address that you share with another shareholder and you desire another copy, we will promptly deliver a separate copy at your written or oral request to Mark Barnett, Vice President—Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215-2220, (614) 677-5331.

Q:	How do I revoke my consent to the householding program?

A:	If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you may revoke your consent to householding by contacting Mellon Investor Services, either by calling toll free at (866) 541-9688 or via the internet at http://www.melloninvestor.com. If you revoke your consent to householding, you will receive your individual mailing within 30 days after we receive your revocation notice.

Some brokerage firms have adopted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of twelve directors divided into three classes: I, II and III. At each annual meeting, directors of one class are elected for a three-year term to succeed the directors whose terms are expiring. At this year’s meeting, the shareholders will elect four Class I directors to hold office until the 2010 annual meeting and until the shareholders elect their successors. James G. Brocksmith, Jr., Keith W. Eckel, James F. Patterson and Gerald D. Prothro are the nominees for Class I directors. Each currently serves as a Class I director and has agreed to continue to serve if elected.

Information regarding the Class II and Class III directors who will continue in office after the annual meeting until the expiration of their terms, as well as the Class I director nominees, is listed below:

Nominees for Class I Directors

Name	Age	Director Since	Year Term Will Expire[1]
James G. Brocksmith, Jr.	66	April 1997	2010
Keith W. Eckel	60	May 2004	2010
James F. Patterson	65	November 1996	2010
Gerald D. Prothro	64	February 1997	2010

[1]	The year the term will expire if elected at this year’s annual meeting.

Class II Directors

Name	Age	Director Since	Year Term Will Expire
Joseph A. Alutto	65	May 2002	2008
Donald L. McWhorter	71	February 1997	2008
Arden L. Shisler	65	November 1996	2008
Alex Shumate	56	May 2002	2008

Class III Directors

Name	Age	Director Since	Year Term Will Expire
W. G. Jurgensen	55	May 2000	2009
Lydia M. Marshall	58	February 1997	2009
David O. Miller	68	November 1996	2009
Martha Miller de Lombera	59	August 2003	2009

The board of directors recommends that shareholders

vote “FOR” each of the Class I nominees for election as directors.

Biographical Information

Directors

Arden L. Shisler has been a director of Nationwide Financial since November 1996 and has served as Chairman of the Board since June 2003. Mr. Shisler has served as a director of Nationwide Life Insurance Company, which we refer to as “Nationwide Life” and Nationwide Life and Annuity Insurance Company, which we refer to as “Nationwide Life and Annuity,” since May 2002 and has served as Chairman of the Board of these companies since June 2003. He has also been a director since April 1984 and Chairman of the Board since April 1992 of Nationwide Mutual Insurance Company, which we refer to as “Nationwide Mutual,” a director since April 1984 and Chairman of the Board since 2001 of Nationwide Mutual Fire Insurance Company, which we refer to as “Nationwide Mutual Fire,” and a director since April 2002 and Chairman of the Board since April 2002 of Nationwide Corporation. From June 2004 to May 2006, he was a director of NWD Management & Research Trust, formerly known as Gartmore Global Asset Management Trust, a subsidiary of Nationwide Corporation. Mr. Shisler also serves as a trustee for the following registered investment companies: Gartmore Mutual Funds and Gartmore Variable Insurance Trust.

Mr. Shisler was a consultant to K & B Transport, Inc., a trucking firm, from January 2003 to December 2004. Previously, he was President and Chief Executive Officer of K & B Transport, Inc. from January 1992 to January 2003 and Chief Operating Officer from April 1986 to January 1992.

W. G. Jurgensen has been our Chief Executive Officer since August 2000 and a director since May 2000. He served as Chairman of the Board from January 2001 to June 2003 and Chief Executive Officer-Elect from May to August 2000. Since August 2000, he has been Chief Executive Officer of Nationwide Mutual, Nationwide Mutual Fire, Nationwide Life and Nationwide Life and Annuity, and was Chief Executive Officer-Elect of those companies from May to August 2000. He also serves as Chief Executive Officer of several other companies within the Nationwide enterprise, which is comprised of Nationwide Financial, Nationwide Mutual, Nationwide Mutual Fire and all of their respective subsidiaries and affiliates.

Mr. Jurgensen has been a director of Nationwide Mutual, Nationwide Mutual Fire, Nationwide Life and Nationwide Life and Annuity since May 2000 and serves as a director of several other companies within Nationwide, as well as a trustee of Nationwide Foundation, a not-for-profit corporation that contributes to nonprofit agencies and community projects. Mr. Jurgensen has been a director of ConAgra Foods, Inc., a producer and marketer of food products, since August 2002.

Before joining Nationwide, Mr. Jurgensen was Executive Vice President of Bank One Corporation, an investment banking and financial services institution, from October 1998 to May 2000. He served as Executive Vice President of First Chicago NBD Corporation, a financial institution, and Chairman of FCC National Bank, a financial institution, from November 1996 to May 1998.

Joseph A. Alutto has been a director of Nationwide Financial, Nationwide Life and Nationwide Life and Annuity since May 2002. Dr. Alutto has been Dean of the Fisher College of Business at The Ohio State University since March 1991 and Executive Dean for Professional Colleges at The Ohio State University since September 1998. He has been a director of M/I Homes, Inc., a builder of single family homes, since February 2005, and of United Retail Group, Inc., a retailer of women’s apparel and accessories, since December 1992.

James G. Brocksmith, Jr. has been a director of Nationwide Financial since April 1997, and has served as a director of Nationwide Life and Nationwide Life and Annuity since May 2002. He has been a director of Alberto-Culver Company, a manufacturer and marketer of consumer products, since October 2002; a director of Sempra Energy, a designer and implementer of energy solutions for businesses, governments and institutions, since October 2001; and a director of AAR Corporation, a supplier to the aviation/aerospace industry, since January 2001.

Mr. Brocksmith retired from KPMG LLP in January 1997, where he was Deputy Chairman and Chief Operating Officer. He was employed at KPMG LLP for 32 years.

Keith W. Eckel has been a director of Nationwide Financial since May 2004. He has served as a director of Nationwide Mutual and Nationwide Mutual Fire since 1996, Nationwide Corporation since 1998 and Nationwide Life and Nationwide Life and Annuity since May 2004. He served as the Chairman of the Board of NWD Management & Research Trust from June 2004 to May 2006, and served as a trustee of Nationwide Foundation from April 1998 to April 2006. Mr. Eckel is the owner of Fred W. Eckel Sons, a vegetable farming operation, and president of Eckel Farms, Inc.

Lydia M. Marshall has been a director of Nationwide Financial since February 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Ms. Marshall has been a director of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation since October 2001, and served as a director of Scottsdale Insurance Company, a subsidiary of Nationwide Mutual, from April 2001 to June 2006. She also serves as a trustee of Nationwide Foundation.

Ms. Marshall has been a director of Seagate Technology, a designer, manufacturer and marketer of hard disc drives, since April 2004. Previously, she was founder, chair and Chief Executive Officer of Versura Inc., an internet-based service provider to financial institutions, colleges and universities, from October 1999 to August 2004.

Ms. Marshall served as the Managing Director of Rockport Capital Incorporated, a provider of private equity funds for corporate ventures, from September 1997 to October 1999, and Executive Vice President—Marketing of the Student Loan Marketing Association, or “Sallie Mae,” a provider of funds for educational loans, from July 1993 to September 1997. Prior to that time, Ms. Marshall held several positions with Sallie Mae and with Citicorp, a provider of banking and financial services.

Donald L. McWhorter has been a director of Nationwide Financial since February 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. McWhorter retired from Banc One Corporation, an investment banking and financial services institution, in April 1995 after serving as President and Chief Operating Officer since April 1992. Previously, he was Chairman and Chief Executive Officer of Banc One Ohio Corporation from July 1989 to April 1992 and held other positions with Banc One Ohio prior to that time.

David O. Miller has been a director of Nationwide Financial since November 1996. From April 1985 until May 2001, Mr. Miller served, and since May 2002 serves, as a director of Nationwide Life and Nationwide Life and Annuity. Mr. Miller served as Chairman of the Board of Nationwide Life, Nationwide Life and Annuity and Nationwide Corporation from April 1998 to May 2001 and served as a director of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation from April 1985 to April 2006. He was a director of Scottsdale Insurance Company from May 1992 to May 1997 and April 2001 to June 2006 and Chairman of the Board from May 2001 to January 2005 and from December 2005 to June 2006. He served as a trustee of Nationwide Foundation from April 1992 to April 2006.

Mr. Miller has been a land and apartment developer since 1962. He has been the President of Owen Potato Farm, Inc. since 1962 and has been a partner of Newark Properties LTD, a real estate development firm, since 2000. Previously, Mr. Miller was a partner of M&M Enterprises, a real estate development firm, from 1974 to 2001.

Martha Miller de Lombera has been a director of Nationwide Financial, Nationwide Life and Nationwide Life and Annuity since August 2003. Ms. Miller de Lombera retired from Procter & Gamble, a consumer products company, in April 2001 after 25 years of service. Most recently, she served as Vice President and General Manager of Procter & Gamble’s Latin American North Market Development Organization from 1998 to April 2001.

Ms. Miller de Lombera has been a director of Sally Beauty Holdings, Inc., an international specialty retailer and distributor of professional beauty supplies, since November 2006; a director of Ryerson, Inc., a North American distributor and processor of metals, since January 2004; and served as a director of Grupo Aeroportuario del Sureste, S.A. de C.V., an airport operator in southeastern Mexico, from March 2001 through April 2005.

James F. Patterson has been a director of Nationwide Financial since November 1996, and has served as a director of Nationwide Life and Nationwide Life and Annuity since May 2002, as well as from April 1989 until May 2001. He has been a director of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation since April 1989 and Vice Chairman since April 2001. He formerly served as Chairman of the Board of Nationwide Mutual Fire from April 1994 to April 2001. Mr. Patterson also served as a director of NWD Management & Research Trust from June 2004 to May 2006. He also serves as a trustee of Nationwide Foundation. Mr. Patterson has operated the Patterson Fruit Farm since 1964 and has been President of Patterson Farms, Inc. since December 1991.

Gerald D. Prothro has been a director of Nationwide Financial since February 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Prothro has been the Managing Director of IKT Investments, Ltd., a technology consulting and private investments firm, since December 2000. He was Senior Vice President and Chief Technology Officer at BroadStream Communications Corporation, a provider of wireless broadband next generation network services, from May 1999 to December 2000. Previously, Mr. Prothro was the Managing Director of IKT, Inc. from July 1998 to May 1999. He retired from International Business Machines Corporation, or “IBM,” an information technology company, in 1998 after nearly 30 years of service. Mr. Prothro held executive positions with IBM including Vice President for Corporate Strategy, Vice President and IBM Chief Information Officer, and IBM Director and Secretary of the Corporate Management Committee.

Alex Shumate has been a director of Nationwide Financial, Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Shumate has been a partner of the law firm of Squire, Sanders & Dempsey L.L.P. since February 1988, and Managing Partner of its Columbus office since 1991. He has been a director of Wm. Wrigley Jr. Company, a provider of consumer foods, since 1998 and a director of Cincinnati Bell, Inc., a provider of telecommunications products and services, since July 2005.

Executive Officers

A list of our executive officers, including biographical information, appears in our Annual Report on Form 10-K for year ended December 31, 2006, a copy of which is contained in the Annual Report to Shareholders included in this mailing.

The Board of Directors and its Committees

The full board of directors met nine times during 2006. The board of directors has the following standing committees: an audit committee, a compensation committee, a governance committee, a finance committee and an officer election committee. The governance committee also serves as the nominating committee.

The charters of each committee, our governance guidelines and other governance documents are posted on our website, which you can find at http://www.nationwide.com, under the “Corporate Governance” subsection of the “Investor Relations” area of the website. They are also available in print, free of charge, to shareholders upon request. You may request a copy by contacting Mark Barnett, Vice President—Investor Relations, by mail at One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 677-5331.

Audit Committee

The audit committee is a separately designated standing committee of the board of directors established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The audit committee consists of five directors—Messrs. Brocksmith, Eckel and Prothro, Dr. Alutto and Ms. Marshall—all of whom are independent as defined by the Independence Standards for Directors adopted by our board of directors, the rules of the Securities and Exchange Commission and the New York Stock Exchange listing standards. The purpose of the audit committee is to engage and oversee our independent registered public accounting firm and to assist the board of directors in its oversight of:

♦	the integrity of our financial statements;

♦	our compliance with legal and regulatory requirements, including requirements of the Securities and Exchange Commission and the New York Stock Exchange;

♦	the qualifications, independence and services of our independent registered public accounting firm; and

♦	the performance of our internal auditors and independent registered public accounting firm.

The board of directors has approved a written charter governing how the audit committee operates. This charter is posted on our website, which you can find at http://www.nationwide.com, under the “Corporate Governance” subsection of the “Investor Relations” area of the website. The charter provides that the audit committee’s responsibilities fall into five categories of activities as generally described below:

Authority and Committee Governance Activities

The audit committee reviews its charter annually and updates it as necessary. It also receives reports from management and our independent registered public accounting firm as it requests or as is required by law or regulation, including reports required by the Sarbanes-Oxley Act of 2002, the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. It also receives and considers the regular reports of management regarding the establishment and quarterly and annual assessments of internal controls and disclosure controls, including any significant deficiencies in the controls or any fraud involving management or other employees who have a significant role in such controls. The audit committee meets separately and periodically with management, internal auditors and representatives of our independent registered public accounting firm. It also conducts an annual performance self-evaluation.

Engagement and Oversight of Independent Registered Public Accounting Firm

The audit committee appoints, subject to ratification by the shareholders, terminates, compensates and oversees the work of our independent registered public accounting firm, which reports to the audit committee. It reviews and approves the scope and plan of the annual audit by our independent registered public accounting firm. It establishes and annually reviews our policy regarding engagement of independent registered public accounting firms and approves all audit and non-audit services, and related fees, provided by such firms. At least annually, the audit committee obtains and reviews a report by our independent registered public accounting firm describing the firm’s internal quality control review, any peer review of the firm or any investigation by governmental or professional authorities within the preceding five years, as well as any steps taken to deal with any issues raised by such reviews. It also reviews any audit problems or difficulties with management’s response to our independent registered public accounting firm, sets hiring policies for our employment of current or former employees of our independent registered public accounting firm and monitors the required rotation of the lead engagement and review partners of our independent registered public accounting firm.

Oversight of Financial Reporting Activities

The audit committee meets to:

♦

review and discuss the annual audited consolidated financial statements and quarterly unaudited condensed consolidated financial statements with management and representatives of our independent registered public accounting firm, including a review of our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

♦	discuss earnings press releases, as well as financial information provided to analysts and rating agencies; and

♦	review the audit of our financial statements with management and representatives of our independent registered public accounting firm.

Oversight of Internal Audit Function

The audit committee ensures that we establish and maintain an effective internal audit function, and considers and reviews with management any significant findings, management’s responses thereto and the adequacy of our internal controls.

Other Activities

The audit committee:

♦	engages and compensates independent counsel and other advisers as it deems necessary to carry out its duties;

♦	discusses policies with respect to risk assessment and risk management;

♦	reviews with management the results of our monitoring of compliance with the Conflict of Interests Policy, waivers of that policy and required disclosure of such waivers;

♦

reviews management’s assessment of legal and regulatory matters that may have a material impact on our financial statements, related compliance policies and programs and reports the committee receives from regulators; and

♦	regularly reports its actions to the board of directors.

Complaint Investigation Procedure

The audit committee has approved a procedure for the submission, retention and treatment of concerns or complaints regarding accounting, internal accounting controls or auditing matters, and we have established both general procedures for registering such concerns and an anonymous, toll-free phone number for employee concerns on such matters. You may submit concerns or complaints to our Office of Ethics and Business Practices by telephone at (888) 422-4646, in writing to the Office of Ethics and Business Practices, P.O. Box 182653, Columbus, Ohio 43218-2653 or by facsimile at (614) 249-8442. The Office of Ethics and Business Practices initiates an investigation of each complaint received about accounting, internal controls or auditing matters and reports each such complaint and the investigation’s findings to the audit committee.

Audit Committee Membership

Ms. Marshall, Dr. Alutto and Messrs. Brocksmith, Eckel and Prothro are the members of the audit committee, and Mr. Brocksmith serves as chairman. Mr. Brocksmith also serves on the board of directors and audit committee of three other public companies. Our governance guidelines provide that no director may serve on the board of directors of more than three other public companies or the audit committees of more than two other public companies unless our board of directors concludes that such service will not impair the ability of such director to serve on our board of directors or audit committee. The board of directors considered Mr. Brocksmith’s effectiveness in serving in his roles on the board of directors and audit committee and determined that his service on other boards and committees did not interfere with or impair his performance or ability to effectively serve. In addition, Mr. Brocksmith’s service on more than the preferred number of audit committees preceded our implementation of Governance Guidelines relating to service on multiple boards and audit committees.

Mr. Brocksmith, who is independent under the New York Stock Exchange listing standards, has been designated by the board of directors as an audit committee financial expert within the meaning of applicable Securities and Exchange Commission rules. The board of directors has concluded that he has accounting and related financial management expertise within the meaning of the New York Stock Exchange listing standards.

The audit committee met eight times during 2006.

Audit Committee Report

In connection with its responsibilities, the audit committee reviewed and discussed our audited consolidated financial statements as of and for the year ended December 31, 2006 with management and KPMG LLP. It also received reports from our management and internal auditors on the adequacy of our internal controls, disclosure controls and internal auditing methods and procedures. The audit committee has discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. KPMG LLP also provided the audit committee with the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the audit committee discussed with KPMG LLP its independence.

Based upon the audit committee’s discussions and the review of the materials referred to above with management and KPMG LLP, the audit committee recommended to the board of directors that the audited condensed consolidated financial statements, excluding the related footnotes, be included in our Annual Report to Shareholders for the year ended December 31, 2006 and the audited consolidated financial statements, including the related footnotes, be included in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Nationwide Financial Services, Inc. Audit Committee

James G. Brocksmith, Jr., Chairman

Joseph A. Alutto

Keith W. Eckel

Lydia M. Marshall

Gerald D. Prothro

Compensation Committee

The compensation committee consists of four directors, all of whom are independent as defined by the New York Stock Exchange listing standards and our Independence Standards for Directors adopted by the board of directors. The compensation committee’s primary purpose is to discharge the responsibilities of the board of directors as to the compensation of our executive officers. The compensation committee has delegated certain compensation decisions to the officer election committee, as discussed in the next section. The compensation committee also carries out the board of directors’ oversight responsibilities by reviewing our human resources, compensation and benefit practices and provides the compensation committee report for inclusion in our proxy statement. For detailed information about the compensation committee’s process to determine executive compensation, please see the “Compensation Discussion and Analysis.” For more information about the compensation committee’s process for determining director compensation, please see “Director Compensation for 2006.”

The board of directors has approved a written charter that governs how the compensation committee operates. This charter is posted on our website, which you can find at http://www.nationwide.com, under the “Corporate Governance” subsection of the “Investor Relations” area of the website.

Messrs. Brocksmith, McWhorter, Miller and Prothro are the members of the compensation committee, and Mr. Miller serves as chairman. The compensation committee met nine times during 2006.

Officer Election Committee

The officer election committee consists of a single member, W. G. Jurgensen. The board of directors has approved the written charter of the officer election committee and has, by resolution, delegated to the officer election committee the authority to elect our officers, other than officers at the senior vice president level or higher and persons who are “officers” within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, which we refer to as “Section 16 officers.” In addition, the compensation committee has, by resolution, delegated to the officer election committee the authority to make certain grants under the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan to eligible employees under the plan. This includes the authority to grant awards of up to ten thousand shares of our Class A common stock per individual employee and to establish and amend, from time to time, the terms of any award agreement of any employee. This authority does not apply to awards to Section 16 officers and certain other executive officers. The compensation committee elects and makes grants under compensation plans for all senior officers and Section 16 officers. The officer election committee acted seven times during 2006.

Finance Committee

The finance committee consists of seven directors, none of whom is an officer or employee. The finance committee is responsible for reviewing our investments, significant financial transactions and financial status. The board of directors has approved the written charter of the finance committee. This charter is posted on our website, which you can find at http://www.nationwide.com, under the “Corporate Governance” subsection of the “Investor Relations” area of the website. Mmes. Marshall and Miller de Lombera, Dr. Alutto and Messrs. Prothro, McWhorter, Patterson and Shumate are the members of the finance committee, and Dr. Alutto serves as chairman. The finance committee met six times during 2006.

Governance Committee

The governance committee consists of five directors, all of whom are independent as defined by the New York Stock Exchange listing standards and the Independence Standards for Directors adopted by the board of directors. The governance committee’s primary purposes are to:

♦	review and develop governance guidelines, structures and processes of the board of directors, and recommend appropriate changes;

♦	identify potential board members and recommend candidates to the board of directors for nomination for election as directors at the annual meeting; and

♦	lead the annual review of board performance undertaken by the full board of directors.

The board of directors has approved a written charter that governs operation of the governance committee. This charter is posted on our website, which you can find at http://www.nationwide.com, under the “Corporate Governance” subsection of the “Investor Relations” area of the website. The charter provides that the governance committee’s duties include, among other things:

♦	reviewing and recommending appropriate changes in the guidelines, structure and processes of the board of directors related to the governance of the board of directors and Nationwide Financial;

♦

reviewing nominations and recommending candidates for director, after evaluating the needs of the board of directors, including the need for additional or different skills and experience, as well as geographical, racial, ethnic or other diversity needs;

♦	recommending and implementing an evaluation process and developmental plan for the board of directors; and

♦	conducting an annual performance self-evaluation.

The governance committee has the sole authority to retain and terminate any search firm to identify director candidates and has the power to retain independent counsel, auditors or others to assist it in the conduct of any investigation into matters within its scope of responsibilities.

Policy on Director Nominations

The governance committee has recommended, and the board of directors has adopted, the Policy on Director Nominations, which governs consideration of director nominations by shareholders who are entitled to vote in the election of our directors. This policy is posted on our website, which you can find at http://www.nationwide.com, under the “Corporate Governance” subsection of the “Investor Relations” area of the website. The Policy on Director Nominations provides that recommendations concerning potential candidates may be submitted to our Secretary by mailing the recommendations to One Nationwide Plaza, 1-38-03, Columbus, Ohio 43215-2220. A detailed résumé of the candidate, a description of his or her relationship to the shareholder, if any, the consent of the candidate to serve as a director in the event he or she is nominated and elected, and a description of the shareholder’s relationship to us, including documentation reflecting the number and type of securities owned and the period for which the securities have been held should accompany any recommendation from shareholders. We must receive recommendations no later than October 31 of each calendar year for consideration in connection with elections to be held at the following year’s annual meeting.

Policy Statement Regarding Board Composition and Selection of New Board Members

The governance committee evaluates recommended candidates based on the criteria set forth in our Governance Guidelines and the Policy Statement Regarding Board Composition and Selection of New Board Members, both of which are also posted on the same area of our website described above. The process is the same for all nominees, including those recommended by shareholders. Generally, as set forth in the Governance Guidelines, the governance committee will recommend candidates for election to the board of directors who complement the existing range of experience, expertise and relationships. In addition, candidates must be dedicated to our long-term interests, our shareholders and our customers. The candidate must have the time to carry out all of the duties of a director and must have the personal skills to be a contributing and productive member of the board of directors.

The Policy Statement Regarding Board Composition and Selection of New Board Members describes the process for identifying potential candidates for election to the board of directors. The policy statement provides that the governance committee has the responsibility for recommending a candidate to fill a board vacancy, but the ultimate decision on the nomination of a candidate is solely that of the board of directors as a whole.

The governance committee has the following responsibilities as part of its recommendation process:

♦

assess the experience, expertise and business relationships represented by the continuing board members, in light of our existing and planned businesses, to determine the skills and background the new board member should have to complement those of the continuing board members;

♦

actively seek suggestions for possible nominees from interested outside groups, other board members and senior management, and consider using executive search firms to assist it in finding candidates with the skills and backgrounds needed;

♦	carefully review the résumés of the candidates and seek personal references before recommending a candidate;

♦	interview any person proposed to the board of directors as a nominee for a vacancy, and provide an opportunity for the Chief Executive Officer to interview the prospective candidate;

♦

make its recommendation to the board of directors in writing, describing the experience, expertise and background of the proposed nominee, and how he or she will complement the skills and backgrounds represented by the continuing members of the board of directors;

♦	allow ample time for the board of directors to consider the governance committee’s recommendations in light of the importance of the decision; and

♦

instruct management to prepare an orientation program for new board members, and periodically review the program to assure its quality and scope in order to help make new board members productive as quickly as possible.

The governance committee recommended, and the board of directors has adopted, the Nationwide Financial Services, Inc. Procedure for Communications with the Board of Directors, which is also posted on our website, which you can find at http://www.nationwide.com, under the “Corporate Governance” subsection of the “Investor Relations” area of the website. The procedure incorporates the Securities and Exchange Commission’s rules relating to communications between shareholders and boards of directors, and provides a process through which interested parties may submit communications to the board of directors or its individual members. The procedure is described more fully below in “Additional Governance Policies—Procedures for Communications with the Board of Directors.”

Messrs. Brocksmith, McWhorter, Miller, Patterson and Shisler are the members of the governance committee, and Mr. Shisler serves as chairman. The governance committee met five times during 2006.

Governance Guidelines

The board of directors has adopted Governance Guidelines. The Governance Guidelines address the responsibilities, operations and compensation of board members. They also provide for an annual self-evaluation of the effectiveness of the board of directors and its committees.

The Governance Guidelines address the qualifications for membership on the board of directors, outlining the process for identifying and selecting candidates for election or reelection to the board of directors. The goal, as identified in the Governance Guidelines, is to create a board of directors which has, as a whole, the skills and background necessary to help us deal with the challenges we face. The Governance Guidelines provide that directors are not eligible for reelection after attaining age seventy. Candidates will be selected so that the board will have a majority of directors who meet the criteria for independence set forth in the New York Stock Exchange listing standards.

The board of directors nominates only those who it believes, after appropriate inquiry, will serve our best long-term interests. In deciding whether to renominate a director, the board of directors should consider the recommendations of the governance committee, as well as the director’s contribution to us and to the board of directors.

The Governance Guidelines prohibit directors from serving on the boards of directors of more than three other public companies, or on the audit committee of more than two other public companies, unless the board of directors determines that such simultaneous service would not impair the ability of the director to serve effectively on the board of directors or audit committee, as applicable. Any determination by the board of directors approving of service on more than two other public company audit committees will be disclosed in the annual proxy statement.

Additional Governance Policies

The board of directors has adopted several policies reflecting the governance committee’s ongoing review of our governance structures, as well as policies to implement the requirements of the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange listing standards. Among the policies adopted by the board of directors are processes for:

♦	determining which member(s) of the audit committee qualifies as an audit committee financial expert;

♦	conducting the annual evaluation of the effectiveness of the board of directors and its committees; and

♦	conducting the annual evaluation of the independence of each director and committee member pursuant to our policy on director independence.

Code of Conduct and Business Practices

The board of directors has also adopted the Nationwide Code of Conduct and Business Practices, which is posted on our website, which you can find at http://www.nationwide.com, under the “Corporate Governance” subsection of the “Investor Relations” area of the website. The code of conduct is available in print, free of charge, to shareholders upon request. You may request a copy by contacting Mark Barnett, Vice President—Investor Relations, by mail at One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 677-5331. All directors, officers and employees of the Nationwide enterprise are required to adhere to the code of conduct. Per the Securities and Exchange Commission regulations and the New York Stock Exchange listing standards, the code of conduct contains written standards designed to:

♦	deter wrongdoing and to promote honest, ethical conduct including ethical handling of conflicts;

♦	ensure full, fair, accurate, timely and understandable disclosure in regulatory reports and public communications;

♦	ensure compliance with laws, rules and regulations;

♦	ensure prompt internal reporting of violations of the code of conduct; and

♦	ensure accountability for adherence to the code of conduct.

It also contains compliance standards and procedures that facilitate the effective operation of the code of conduct. The board of directors, or a designated board committee, must approve any waivers from, or amendments to, the code of conduct for directors and executive officers. Any such amendment to or waivers from the code of conduct will be promptly disclosed to the shareholders by posting the waiver or amendment on our website in the location described above.

Independence Standards for Directors

The board of directors has adopted independence standards for directors, which are attached to this proxy statement as Appendix A and posted on our website, which you can find at http://www.nationwide.com, under the “Corporate Governance” subsection of the “Investor Relations” area of the website. These standards contain objective standards that the board of directors has determined are appropriate. We qualify as a “controlled company” under the New York Stock Exchange listing standards. A “controlled company” is a company in which an individual, a group or another company holds more than 50% of the voting power. Nationwide Corporation holds 94.4% of our combined voting power. Because we are a “controlled company,” we are not required to meet the New York Stock Exchange listing standards that require a majority of the full board of directors and 100% of the compensation and governance committees be composed of independent directors. However, the board of directors believes that it is good corporate governance to comply with these requirements.

The board of directors, upon recommendation of the governance committee, determined the independence of each board member at its meeting on February 21, 2007 in accordance with our independence standards for directors. The board of directors determined that the following ten out of the twelve directors meet the independence standards for directors and have no material relationship with us: Mmes. Marshall and Miller de Lombera, Dr. Alutto and Messrs. Shisler, Brocksmith, Eckel, McWhorter, Miller, Patterson and Prothro.

Procedure for Communications with the Board of Directors

Our non-management directors meet in regularly scheduled executive sessions without management. Mr. Shisler, the independent chairman of the board of directors, presides over each executive session. Interested parties may make their concerns known to Mr. Shisler or the non-management directors as a group by using the procedure set forth in the Procedure for Communications with the Board of Directors. The procedure requires that interested parties submit concerns or other communications to the Office of Secretary, One Nationwide Plaza, Columbus, Ohio 43215-2220. The Secretary will collect and summarize all communications the Office of Secretary receives and direct the summaries to Mr. Shisler or the non-management board members, as appropriate. The procedure is posted on our website, which you can find at http://www.nationwide.com, under the “Corporate Governance” subsection of the “Investor Relations” area of the website.

Director Attendance

During 2006, each director attended at least 83% of the aggregate number of meetings of the board of directors and the committees on which he or she served during the period of his or her service as a director or a member of a committee.

It is the policy of the board that each director attends the annual meeting, unless absence is unavoidable as a result of a conflict or factor beyond the director’s control. All of our current directors attended our last annual meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction and Corporate Governance

In this section we will discuss:

♦	the compensation committee members and charter, including corporate governance information about the committee;

♦	our compensation consultant;

♦	role of executives in establishing compensation; and

♦	compensation committee activity, including meetings, decisions and plan approvals.

Compensation Committee

The compensation committee consists of four directors, Messrs. Brocksmith, McWhorter, Miller and Prothro. Mr. Miller serves as the chairman of the compensation committee. The compensation committee’s primary purpose is to discharge the responsibilities of the board of directors as they relate to the compensation of our executive officers. The compensation committee also carries out the board of directors’ oversight responsibilities by reviewing our human resources, compensation and benefit practices, and it reviews the compensation discussion and analysis and recommends whether the board of directors should include this report with the proxy statement.

The board of directors has approved a written charter that governs how the compensation committee operates. The charter provides that the compensation committee’s duties include, among other things:

♦	establishment of an overall compensation philosophy;

♦	oversight and review of our human resources programs for directors, executive officers and employees; and

♦

responsibility for approval of salaries, incentive and equity compensation plans and plan awards under incentive and equity compensation plans for certain executive officers, including those named in the “Summary Compensation Table for 2006,” which we refer to as the “named executives,” and those who are “officers” within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, which we refer to as “Section 16 officers.”

Compensation Consultants

The compensation committee has retained Towers Perrin, Inc. to provide compensation consulting expertise and competitive market information, as needed. Towers Perrin consultants are in attendance at compensation committee meetings in order to provide information and perspective on competitive compensation practices and to raise issues to be addressed by management and/or the committee. Management may, at times, direct Towers Perrin to prepare additional materials in support of committee agendas, which may include data, analysis and any supporting background material needed for the discussions. Towers Perrin may also recommend pay program and compensation changes.

The compensation committee has the sole authority to retain and terminate any consultant assisting in the evaluation of compensation and has the power to retain independent counsel, auditors or others to assist in the conduct of any investigation into matters within the compensation committee’s scope of responsibilities. The compensation committee periodically reviews an activity report that summarizes all work, and associated expenses, that Towers Perrin and its subsidiaries and affiliates perform for the Nationwide enterprise, including us. The committee determined that other work that Towers Perrin, or its subsidiaries, performs for the Nationwide enterprise does not jeopardize the objectivity of Towers Perrin in its role as consultant to the compensation committee.

Role of Executives in Establishing Compensation

Management reviews the compensation of all executives annually. Management submits the compensation of most executives who have a direct reporting relationship to the President and Chief Operating Officer and all Section 16 officers to the compensation committee for review and approval. The direct manager for each executive reviews and assesses the overall individual performance and contributions of each executive, and these reviews and assessments may be considered by the compensation committee in support of compensation recommendations. The Chief Executive Officer, as the sole member of the officer election committee, approves all officer elections, and all base salary adjustments and long-term incentive awards for those elected officers, with the exception of elections, salary adjustments or incentive awards for certain senior officers and Section 16 officers. Determinations for these officers are made at the discretion of the compensation committee. The direct reports to the Chief Executive Officer approve individual annual incentive payments for officers in their respective business units after the Chief Executive Officer approves the overall incentive pools for each business unit.

Compensation Committee Activity

The compensation committee met nine times during 2006. Upon request of the committee, members of management attended these meetings in order to provide information or expertise. The committee also met five times in executive session, which means that attendance was limited to the committee members, Towers Perrin and the Chairman of the Board. The committee took the following major actions during 2006:

♦	reviewed and approved designs and targets for the 2006 incentive plans;

♦	discussed the methodology used to arrive at the amount of the total compensation payable by us, which we discuss further in the “Compensation Programs Design” section of this report;

♦	reviewed the amounts payable by us for each individual element of compensation, as well as aggregate amounts for each named executive, other senior officers and Section 16 officers;

♦	reviewed and approved compensation opportunities for new hires or newly promoted executives who were identified as Section 16 officers;

♦	approved stock option grants and Nationwide Value Added award opportunities and payments;

♦	reviewed and recommended approval by the board of directors of compensation to be paid to the non-employee directors;

♦	reviewed talent evaluation and succession planning information for key roles;

♦	reviewed and amended stock ownership guidelines and reviewed current ownership holdings for all directors and executives subject to those guidelines;

♦	reviewed and approved our compensation philosophy and our market comparison group;

♦	reviewed and approved the 2007 executive compensation structure; and

♦	determined that amounts payable to each of the named executives were reasonable.

Objectives of Compensation Programs

In this section we will discuss:

♦	our compensation philosophy for executive officers;

♦	benchmarking of total compensation or any element of compensation; and

♦	compensation policies.

The compensation committee believes that the compensation program for executive officers should support our business strategies and operate within a competitive framework. In addition, the compensation committee determines compensation based on our overall financial results, teamwork and individual contributions that help build value for shareholders. Our total rewards program is designed to drive desired behaviors in our workforce by arriving at the proper mix of rewards that satisfy the personal and financial needs of our current and future workforce given existing business conditions and cost constraints. The goals of our compensation program are to:

♦	develop a direct link between pay and performance;

♦	provide a substantial percentage of executive compensation that is conditional or contingent upon both our performance and each executive’s individual performance;

♦	attract, retain and motivate top-caliber executive officers;

♦	offer compensation that is competitive in level and form;

♦	build executive stock ownership; and

♦	motivate executive officers to focus on building shareholder value.

Competitive market data is an important tool used to make decisions on compensation. Outside compensation consultants use this data to support compensation recommendations for our senior executives. We compare our compensation practices to a group of similar companies, which we refer to as our “market comparison group.” These companies compete with us for customers, capital and executive officers, and are similar to us in size, scope and business focus. This group includes both life and multi-line insurers and diversified financial organizations, as listed below, and other Fortune 250 companies. The companies we choose for our market comparison group are not necessarily the same companies that constitute the peer group in our performance graph, which is included in our Annual Report on Form 10-K. Our market comparison group includes more companies than those in the peer group in order to provide the compensation committee broad data for comparison purposes.

Towers Perrin publishes the Diversified Insurance Study of Executive Compensation, which summarizes market data from the insurance and financial services companies that we have listed below in order to target pay at the industry median base salary, annual incentive and long-term incentive levels. In addition, Towers Perrin, in their role as the compensation committee’s compensation consultant, analyzed similar data for additional insurance and financial services companies, as well as Fortune 250 companies not included in these groups of companies. To adjust for differences in revenue and assets, Towers Perrin used a regression analysis to arrive at market competitive values.

For W. G. Jurgensen, our Chief Executive Officer, Robert A. Rosholt, our Executive Vice President—Finance, Investments and Strategy, and Mark R. Thresher, our President and Chief Operating Officer, Towers Perrin summarized market data from the companies in the Diversified Insurance Study, the additional insurance and financial services companies listed below that were not included in the study, and Fortune 250 companies. For Timothy Frommeyer, our Senior Vice President—Chief Financial Officer and John L. Carter, our Senior Vice President—Non-Affiliated Sales, market data from the Diversified Insurance Study was used, adjusted as appropriate. Market data for the additional companies not part of the study and the other Fortune 250 companies was not used for purposes of pay recommendations for Mr. Frommeyer and Mr. Carter.

Companies included in the Diversified Insurance Study published by Towers Perrin:

♦ American International Group, Inc. ♦ MetLife, Inc. ♦ Prudential Financial, Inc. ♦ The Hartford Financial Services Group	♦ Allstate Corporation ♦ The Principal Financial Group ♦ Lincoln Financial Group ♦ AFLAC, Inc.	♦ CIGNA Corporation ♦ Aetna, Inc. ♦ Phoenix Companies, Inc. ♦ UNUM Provident Corporation

Additional companies used that are not part of the Diversified Insurance Study:

♦ St. Paul Travelers Insurance Company, Ltd. ♦ CNA Financial Corporation ♦ Chubb Corporation ♦ UnitedHealth Group, Inc. ♦ Protective Life Corporation ♦ Assurant Inc. ♦ Progressive Corporation	♦ Cincinnati Financial Corporation ♦ SAFECO Corporation ♦ Torchmark Corporation ♦ The Hanover Insurance Group, Inc. ♦ Wachovia Corporation ♦ SunTrust Banks ♦ National City	♦ American Express Company ♦ State Street Corporation ♦ KeyCorp ♦ PNC Financial Services Group, Inc. ♦ Northern Trust Corporation ♦ Comerica Inc. ♦ Mellon Financial Corporation

Generally, we target pay at the market median; however, when necessary to attract or retain exceptional talent, we may target compensation above the median. Actual pay can vary based on actual results compared to goals. Executives can earn top quartile pay for results that significantly exceed target and they can earn bottom quartile pay for results that fail to meet acceptable performance standards.

Certain executives, including Messrs. Jurgensen and Rosholt, provide services to other Nationwide companies in addition to us. The Nationwide Mutual human resources committee determines the total compensation paid to these “shared executives” for such services. The portion of total compensation for these officers allocated to us is determined by our compensation committee and paid by us pursuant to a cost sharing agreement among several of the Nationwide companies. The remainder is allocated to and paid by other Nationwide companies according to the terms of the cost sharing agreement. Amounts that we report in this proxy statement reflect only compensation allocated to and paid by us and our subsidiaries. The methodology we use for the allocation of compensation paid to the shared executives varies by the executive and the type of compensation:

♦

We allocate base salary and cash-based long-term awards using a capital-based driver, which reflects a combination of relative size, risk, profitability and amount of time spent on the Nationwide Financial business unit proportionate to other companies within the Nationwide enterprise.

♦	We allocate annual incentives using a contribution methodology, which reflects our relative contribution to the overall score resulting from the weighted performance metrics, as follows:

•	metrics that are based on business unit performance other than our business units are not allocated to us;

•	we allocate metrics that are specific to us at 100% to us;

•	we allocate Nationwide enterprise metrics, of which our performance is a component, at the rate we contributed to the overall performance of those metrics; and

•	we allocate non-financial or strategic objectives for the Chief Executive Officer using the capital-based driver.

♦	Equity awards are allocated 100% to us.

Compensation Programs Design

In this section we will discuss:

♦	what we intend our compensation programs to accomplish;

♦	why we provide each element of compensation;

♦	how we determine the amount for each element of compensation; and

♦	the impact of performance on compensation.

We deliver compensation to our executives through a mix of base salary, annual incentive, long-term incentive, benefit plans and deferred compensation plans. The plans and the target incentive opportunities for base salary, annual and long-term incentive are reviewed annually by our compensation committee to evaluate whether the goals provide competitive company performance targets, a competitive pay mix between base salary, annual incentives and long-term incentives, as well as competitive total compensation to executives. This review and evaluation helps ensure that we will continue to retain talent in key areas and provides a framework for recruiting new talent to the organization. The compensation committee determines the target for total compensation, which is benchmarked to the competitive external market, as well as the individual elements that are distributed accordingly between base salary, annual incentive and long-term incentive. We adjust targets for company and individual performance in order to recognize competitive market compensation and performance in determining the final compensation we deliver to executives.

If we restate a financial statement due to our material noncompliance with any financial reporting requirement under the securities laws, and such noncompliance is a result of misconduct, the Chief Executive Officer and the Chief Financial Officer are required to reimburse us for any bonuses and other incentive-based or equity-based compensation they received and any profits they may have realized from the sale of our securities, within the twelve-month period beginning on the date on which we first publicly issued the financial statements that were later restated or filed them with the Securities and Exchange Commission, whichever occurs first.

Base Salary

We use salaries, together with the incentive plans discussed below, to attract and retain top-caliber executive talent and to recognize and reward individuals’ skills, competencies, experience, job responsibilities and individual performance against pre-established objectives.

Annual Incentive

In 2006, we used annual incentive plans to provide a substantial portion of executives’ total compensation in the form of at risk pay, and to promote our pay-for-performance philosophy with the named executives. These plans provide participants direct financial rewards in the form of annual incentives that participants earn subject to the achievement of key financial and strategic objectives. Plan metrics and targets vary based on each executive’s role and will be discussed in more detail in the “Elements of In-Service Compensation” section of this report.

Each year, the compensation committee sets specific company performance measures, goals for threshold, target and outstanding results and weightings for each measurement area under each broad-based corporate plan. The compensation committee approves a target incentive award opportunity as a percentage of base salary for each participant based on competitive market data, as noted above, and approves all payments made under these plans and any other plans used to compensate the named executives. We base award opportunities on the executive’s responsibilities, value and the target incentive opportunities executives earned in similar positions at companies reported in the appropriate competitive market data.

Senior Executive Incentive Plan

We use the Senior Executive Incentive Plan, which we refer to as the “SEIP,” to establish a maximum award level that would qualify for performance-based compensation deductibility under Section 162(m) of the Internal Revenue Code.

Pursuant to the SEIP, we may fund annual incentive compensation awards for certain senior executive officers, including the named executives. The compensation committee selects participants annually. We base SEIP funding on the senior executive’s level of achievement of performance goals that the compensation committee establishes before the end of the first quarter of each calendar year. We may base funding on criteria including, but not limited to, return on equity, operating earnings per share, stock performance, revenue and/or sales and expense levels. The compensation committee establishes minimum, target and maximum levels of performance goals. No funding will occur with respect to performance goals if the executive does not achieve the minimum level of performance. Maximum performance could result in payment of 250% of the target level established for the award. The maximum possible payment to any participant in the SEIP is $5,000,000.

Based on the actual results compared to the established goals, we establish an incentive pool. The compensation committee then assesses each executive’s overall performance, company financial performance and other measures, including individually established goals, which we describe below and discuss further in the “Elements of In-Service Compensation” section of this report, and distributes payments under the Performance Incentive Plan, which we refer to as the “PIP,” or the Sales Incentive Plan, which we refer to as the “SIP,” out of the incentive pool based on this assessment. We intend payments to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.

Performance Incentive Plan

Under the PIP, we make annual payments to certain named executives after the compensation committee determines the incentive pool funded through the SEIP. Our performance measures under the PIP are based on a broad series of key financial, business and strategic results, as well as individual performance. The committee has authorized the use of discretion by the Chief Executive Officer to adjust payments under the PIP by plus or minus 25% on either an aggregate or individual basis. For certain senior executive officers and Section 16 officers, the use of this discretion is subject to approval of the final payment by the compensation committee. The Chief Executive Officer may base his discretion on factors such as earnings quality, as measured by run rate versus plan, progress on strategic initiatives, industry results, comparison to our peers’ current plan year estimated business performance and business conditions and capital stewardship as measured by rating increases or decreases. These factors may result in adjustment of the actual results that we include for incentive payment purposes.

Under the PIP, the participant is assigned a target incentive amount that represents a percentage of the participant’s salary, which is up to 150% depending on the individual’s position. The actual amount the participant receives under the PIP will be a percentage of the participant’s target incentive depending solely on the achievement of the business and individual performance measures. There is no maximum percentage limitation, and the minimum percentage is zero. Any amount paid out under the PIP that exceeds the maximum award determined by the committee under the SEIP will not be considered as performance-based compensation under Section 162(m) of the Internal Revenue Code. Therefore, this amount would not be a deductible compensation expense, unless the total of all non-performance-based compensation for a particular executive officer was less than $1,000,000.

Sales Incentive Plan

John L. Carter, our Senior Vice President, Non-Affiliated Sales, participated in the SIP in 2006. The primary focus of this plan was on non-affiliated sales channel results, with an additional award opportunity based on our overall business segment sales results. For 2006, the maximum award opportunity for the plan was 150% of base salary; however, the Chief Executive Officer had the discretion to adjust this award to up to 250% of base salary. This discretion is subject to approval by the compensation committee of the final payment under the SIP; however, the Chief Executive Officer did not use this discretion in 2006.

Long-Term Incentive

We provide long-term incentives to encourage high levels of performance by certain of our executives and certain executives of our affiliated companies, as well as to attract and retain the services of such individuals by aligning their interests with those of our shareholders. We award long-term incentives in the form of cash and equity awards. In 2006, the compensation committee reviewed the criteria for participation in the stock option program and determined that only senior executives reporting directly to the Chief Executive Officer, and others devoting 100% or near 100% of their time to us will be eligible. As a result, we reduced the number of participants in the option program and replaced options for the eliminated individuals with potential Nationwide Value Added, which we refer to as “NVA,” cash awards.

Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan

The compensation committee administers the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan, which we refer to as the “LTEP,” and provides for the grant of any or all of the following types of awards:

♦	stock options, including incentive stock options and nonqualified stock options, for shares of our Class A common stock;

♦	stock appreciation rights, either in tandem with stock options or freestanding;

♦	restricted stock;

♦	performance shares and performance units; and

♦	NVA awards, which may be paid in cash or in shares of our Class A common stock, or a combination of cash and shares.

The compensation committee may make awards to the same person on more than one occasion and may grant awards singly, in combination or in tandem as the compensation committee determines.

The LTEP provides the compensation committee with flexibility in creating the terms and restrictions appropriate for particular awards. We intend the LTEP to constitute a nonqualified, unfunded and unsecured plan for incentive compensation. We also intend certain awards under the LTEP to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.

For 2006, executives, including the named executives, received a portion of their long-term incentive compensation through a grant of nonqualified stock options and a portion as a cash opportunity using the NVA metric. The distribution of executives’ long-term incentive between stock options and NVA varies by executive and depends on the role each executive plays within Nationwide Financial. We will discuss this in more detail in the “Elements of In-Service Compensation” section of this report.

The NVA measure requires the Nationwide enterprise net income, comprising the income of Nationwide Mutual and its subsidiaries, including us, to exceed the Nationwide enterprise cost of capital. NVA awards provide recipients with an opportunity to accumulate credits in a “bank” based on NVA results in relation to established target performance criteria, and to receive a payment of one-third of any positive bank balance at the end of each year. This methodology provides a long-term retention aspect to the plan.

The compensation committee believes that the NVA program is a sound supplement to the option program as it is based directly on a critical determinant of shareholder value: return on equity compared to the cost of equity. Because our results are an important factor in determining the Nationwide enterprise results, we believe that NVA is an appropriate mechanism for encouraging and rewarding our long-term financial success.

NVA performance is determined each year, based on two equally weighted metrics:

♦	Nationwide income after capital charge, which we refer to as “NIACC”; and

♦	the change in NIACC from the prior year.

NIACC is measured based on the incremental change in Nationwide enterprise value created by the current year’s economic results and is calculated as adjusted GAAP net income for the year less the product of average adjusted invested capital for the year and cost of capital. The compensation committee applies the Nationwide cost of capital annually for purposes of determining NVA performance. For the 2006 NVA performance period, the cost of capital was 9%. The NIACC performance score for each annual NVA performance period is the quotient of the actual return rate divided by the cost of capital. The actual return rate is the quotient of the adjusted GAAP net income for the year divided by the average invested capital for the year. Target NIACC performance is achieved if the actual rate of return equals the cost of capital.

The change in NIACC performance score for each annual NVA performance period is determined by:

♦	calculating the product of three and a factor equal to:

•	the difference between the current year’s NIACC and NIACC for the prior year,

•	reduced by 0.5% of invested capital as of the end of the prior year;

♦	dividing the product by hurdle net income, which is equal to the average adjusted invested capital for the current year multiplied by the cost of capital; and

♦	adding one.

Target for this element of NVA is achieved if the NIACC in the current year exceeds the prior year’s NIACC by an amount equal to the product of 0.5% and the invested capital as of the prior year end.

The overall NVA performance score for the period is the sum of the NIACC performance score plus the change in NIACC performance score, divided by two.

A portion of the cash payments made from the bank each year are allocated to and paid by us according to the provisions of the cost sharing agreement. We will discuss the allocation of long-term incentives for the shared executives in more detail in the “Elements of In-Service Compensation” section of this report.

In May 2006, the compensation committee reviewed a recommendation by management to modify the formula for calculating awards in 2006. This was done by changing the cost of capital for 2006 from 10% to 9% based on an updated analysis of the expected return for Nationwide given its risk profile. Because we did not make this change in the first 90 days of the performance period, we will not consider the portion of the named executives’ 2006 payment, and future payments from the NVA bank that are attributed to the 2006 award opportunity to be performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. However, the current and future payments that we attributed to the bank balance from past plan years will still qualify as excludable under the $1,000,000 per executive officer limit under Section 162(m) of the Internal Revenue Code.

Generally, the compensation committee grants options on an annual basis at its February or March meeting. This annual award occurs after our annual earnings are released. In 2006, the committee granted an additional award to Mr. Jurgensen after it reviewed analyses of competitive compensation levels and approved an additional award at a separate meeting. For all grants, we set the grant date and option exercise price, which is the market closing price, pursuant to the terms of the LTEP as of the date the committee approves the grant. The committee may also approve grants at other times of the year, generally for newly hired or promoted executives. Typically, the compensation committee approves these grants at the nearest scheduled committee meeting after the date of hire. However, in the case of new hires, the committee may approve the grant in advance of the executive’s hire date if the timing of the nearest committee meeting permits. In such a case, the grant date and exercise price are established on the approval date as the date of hire. We schedule the regular committee meetings more than a year in advance and we do not time the meetings to coincide with the release of material, non-public information. The committee has delegated to the officer election committee the authority to approve option grants of less than 10,000 shares to executives, not including certain senior officers and Section 16 officers. The officer election committee follows the same general procedures for grant approval that the committee does. Neither the compensation committee nor the officer election committee plans to time, nor have they timed, the release of material non-public information for the purpose of affecting the value of executive compensation, and they do not plan to time, nor have they timed, grants of options to take advantage of the release of such information.

After arriving at a target dollar value for option awards, we use a valuation methodology to calculate the number of shares to be awarded. Annually, Towers Perrin recommends an estimated Black-Scholes value, which is expressed as a fraction of the share price, and was 0.30 for 2006, to use in a conversion formula for the entire year. The compensation committee uses this estimated Black-Scholes value rather than a precise Black-Scholes value so that a consistent methodology is used for all awards in the year, rather than basing grant values on a factor that fluctuates during the year. We apply this estimated Black-Scholes value to the average closing price for our Class A common stock for the previous thirty calendar days. We then use this average so that advantages or penalties that may occur if a single day’s price is used are not applied when determining the number of shares to grant.

At the nearest practical date prior to finalizing award recommendations for the relevant compensation committee or officer election committee meeting, we apply the following formula to the target dollar value:

target value	=	number of option shares
(average closing price for our stock for the previous 30 calendar days × 0.30)

Occasionally, we provide restricted stock grants as hiring incentives to new executives, generally to replace long-term incentives the executive is forfeiting at his or her previous employer. To deliver this value in a number of shares, we divide the dollar value by the thirty day average described above, but do not adjust for the estimated Black-Scholes value. Vesting schedules vary in order to deliver the shares at approximately the same time the forfeited incentive would have been received had the executive not left his or her previous employer.

Nonqualified Compensation Plans

Executive deferred compensation benefits are a key component of our total rewards philosophy. We provide competitive levels of deferred compensation benefits to attract and provide for long-term retention of key talent and to reward for long-term service. These benefits allow our executives to prepare for retirement and make up for regulatory limits on qualified plans.

Individual Deferred Compensation Plan

Under the Nationwide Individual Deferred Compensation Plan, which we refer to as the “IDC Plan,” eligible executives of participating Nationwide companies, including us, may elect to defer payment of compensation otherwise payable to them. Our eligible executives may enter into deferral agreements in which they may annually elect to defer up to 80% of their salary and annual incentive compensation they earned during the following year or performance cycle. Eligible executive officers may elect to defer up to 100% of their restricted stock if their deferral election is recorded within 30 days of the grant of restricted stock. Elections are effective prospectively. Amounts an executive defers under the IDC Plan are generally payable in cash in annual installments beginning in January of the calendar year immediately following the calendar year in which the executive terminates his or her employment, or after the expiration of the deferral period the executive elects, from one to ten years from the year in which the deferral of compensation applies. We credit individual accounts under the IDC Plan with deferral amounts and earnings or losses based on the net investment return on the participant’s choice of investment measures offered under the IDC Plan. No guaranteed or above market earnings are available under this plan. The plan restricts participants’ changes in investment options to once every seven days.

We amended the IDC Plan to comply with the legal requirements covering deferred compensation plans, effective January 1, 2005, under the new Section 409A of the Internal Revenue Code and corresponding United States Treasury regulations. The amendments included the addition of a six-month waiting period for distributions to key employees. The IDC Plan retained a provision that permits a participant or beneficiary to take an unscheduled withdrawal from his or her account; however, any such elective withdrawal applies only to amounts earned and vested, including attributable earnings, on or before December 31, 2004, and any such withdrawal is subject to a 10% early withdrawal penalty.

Effective January 1, 2006, we further amended the IDC Plan to make a deferral election related to certain long-term incentives a one-time, irrevocable deferral in order to comply with the requirements under Section 409A of the Internal Revenue Code for nonqualified deferred compensation plans.

Excess and Supplemental Defined Benefit Plans

Nationwide maintains the Nationwide Excess Benefit Plan, an unfunded, nonqualified excess defined benefit plan, and the Nationwide Supplemental Retirement Plan, an unfunded, nonqualified supplemental defined benefit plan. Participants in the NRP who are executives of certain companies in the Nationwide enterprise, including Nationwide Financial, whose benefits are limited under the NRP by reason of limitations imposed by Section 415 of the Internal Revenue Code on the maximum benefit that we may pay under the NRP will receive, under the Nationwide Excess Benefit Plan, that portion of the benefit that he or she would have been entitled to receive under the NRP in the absence of such limitations. The NRP benefits available to the named executive officers are not currently subject to these limitations, and the Nationwide Excess Benefit Plan currently has no participants that are active employees of Nationwide. Executive officers who earn in excess of the limit on compensation set forth in Section 401(a)(17) of the Internal Revenue Code annually, who have at least five years of credited service and whose benefits under the NRP are limited by reason of certain other limitations under the Internal Revenue Code, may receive the following benefits under the Nationwide Supplemental Retirement Plan:

♦	1.25% of the participant’s final average compensation, as defined in the “Qualified Pension Plans” section below multiplied by the number of years of service, up to a maximum of 40 years; plus

♦

0.75% of the participant’s final average compensation in excess of Social Security covered compensation, as defined in the “Qualified Pension Plans” section below, multiplied by the number of years of service, up to a maximum of 40 years; less

♦	benefits the executive accrued under the NRP and the Nationwide Excess Benefit Plan.

Final average pay compensation for purposes of the Nationwide Supplemental Retirement Plan is equal to the average of the highest five consecutive covered compensation amounts of the participant in the participant’s last ten years of service. For purposes of the Nationwide Supplemental Retirement Plan, the definition of “covered compensation” is the same as described below in the “Final Average Pay, or ‘FAP,’ Formula” section, without the Internal Revenue Code limits and including, at the time of deferral, any compensation that would be deferred pursuant to an individual compensation agreement with any Nationwide company. For individuals participating in the Nationwide Supplemental Retirement Plan or the Nationwide Excess Benefit Plan on January 1, 1999, benefits vest at the same time as benefits vest under the NRP. Prior to January 1, 2007, benefits for all other participants in the Nationwide Supplemental Retirement Plan vested over a period of five years of participation in that plan. Effective January 1, 2007, all new participants will vest over a period of four years of participation. Benefits for all other participants in the Nationwide Excess Benefit Plan vest at the same time that benefits vest in the NRP.

The Nationwide Supplemental Retirement Plan was amended to comply with the legal requirements imposed for deferred compensation plans under Section 409A of the Internal Revenue Code and corresponding United States Treasury regulations. Most of the amendments are effective January 1, 2005 and include, but are not limited to, the addition of a six-month waiting period for distributions to key employees if such amounts are attributable to amounts accrued after December 31, 2004.

Supplemental Defined Contribution Plan

The Nationwide Supplemental Defined Contribution Plan is an unfunded, nonqualified defined contribution supplemental benefit plan. The plan provides benefits equal to employer matching contributions that would have been made for the participants under the Nationwide Savings Plan, which we refer to as the “NSP,” and which is described below, but for the Internal Revenue Code’s limitation on compensation that can be considered for deferrals to the NSP. For purposes of the Nationwide Supplemental Defined Contribution Plan, covered compensation refers to covered compensation as defined in the “Final Average Pay, or ‘FAP,’ Formula” section below, without the Internal Revenue Code limits and including, at the time of deferral, any compensation that would be deferred pursuant to an individual compensation agreement with any Nationwide company. Only executives of certain companies in the Nationwide enterprise, including our executives, earning in excess of the limit set forth in the Internal Revenue Code annually are eligible to participate in the Nationwide Supplemental Defined Contribution Plan. Through December 31, 2005, benefits under the plan vested pro rata over a period of five years of participation in the plan. However, effective December 31, 2005, all participants in the plan as of December 31, 2005 became 100% vested in their benefit accounts. For all other participants, the benefits under the plan vest after five years of participation. We credit individual accounts under the Nationwide Supplemental Defined Contribution Plan with deferral amounts and earnings or losses based on the net investment return on the participant’s choice of investment measures offered under the plan. No guaranteed or above market earnings are available under this plan.

We amended the Nationwide Supplemental Defined Contribution Plan to comply with the legal requirements imposed for deferred compensation plans under Section 409A of the Internal Revenue Code and corresponding United States Treasury regulations. Most of the amendments were effective January 1, 2005 and include, but are not limited to, the addition of a six-month waiting period for distributions to key employees if such amounts are attributable to amounts accrued after December 31, 2004.

Qualified Pension Plans

Nationwide Retirement Plan

Nationwide maintains a qualified defined benefit plan called the Nationwide Retirement Plan, which we refer to as the “NRP,” that was restated effective January 1, 2002 to add the account balance formula described below. In general, the named executives and other participants in the NRP will receive an annual retirement benefit under the NRP equal to the greater of the benefit calculated under the final average pay formula, if applicable, or the account balance formula. These formulas are described below. However, any participant, including a named executive, who was hired after January 1, 2002, will receive an annual retirement benefit under the NRP based solely on the account balance formula.

A participant becomes fully vested in the NRP after the completion of five years of service. The NRP allows a participant the option of receiving his or her benefit at any age, provided that they have at least five years of service when they leave Nationwide. If a participant leaves Nationwide at termination before age 65 and decides to receive benefits before age 65, the monthly benefit amount earned will be reduced due to the longer payout period.

A pre-retirement death benefit is payable under the NRP to a participant’s spouse or, under certain circumstances, the named beneficiary of an active participant. The NRP also provides for the funding of retiree medical benefits under Section 401(h) of the Internal Revenue Code.

The Final Average Pay, or “FAP,” Formula

The FAP formula benefit is computed as follows:

♦	1.25% of the participant’s final average compensation, as defined below, multiplied by the number of years of service, up to a maximum of thirty-five years; plus

♦

0.50% of the participant’s final average compensation in excess of Social Security covered compensation, as defined below, multiplied by the number of years of service, up to a maximum of thirty-five years and subject to the limitations set forth in the Internal Revenue Code.

For services rendered prior to January 1, 1996, final average compensation is equal to the average of the highest three consecutive covered compensation amounts of the participant in the participant’s last ten years of service. For services rendered on January 1, 1996 or later, final average compensation is equal to the average of the highest five consecutive covered compensation amounts of the participant in the participant’s last ten years of service. The NRP defines covered compensation to mean all wages reported on a Form W-2 Wage and Tax Statement from any Nationwide company, plus compensation deferred under Sections 125, 132(f)(4) and 401(k) of the Internal Revenue Code and excluding:

♦

severance pay and other amounts following the later of (i) the pay period that includes the participant’s date of termination, or (ii) the pay period in which the participant’s date of termination is posted to the Nationwide’s payroll system;

♦	a lump-sum payment for vacation days made upon termination of employment or pursuant to an election by the participant;

♦	imputed income, executive officer perquisites and benefits paid under any long-term performance or equity plan;

♦	income imputed to any participant as a result of the provisions of health or other benefits to members of the participant’s household;

♦	any payment made to a participant to offset the tax cost of other amounts Nationwide paid that are included in the participant’s income for federal tax purposes;

♦	any payment of deferred compensation made prior to the participant’s severance date;

♦	expense reimbursement or expense allowances including reimbursement for relocation expenses;

♦	retention payments made on or after January 1, 2002;

♦	all gross-up payments, including the related compensation payment, made on or after January 1, 2002; and

♦	compensation earned following the date on which a participant’s employment status changes from eligible to ineligible and during the period he or she is ineligible.

Covered compensation is subject to Internal Revenue Code limits and, for purposes of determining final average compensation, is calculated on a calendar-year basis.

Social Security covered compensation means the average of the Social Security wage bases in effect during the thirty-five-year period ending with the last day of the year that the participant attains Social Security retirement age. The portion of a participant’s benefit attributable to years of service with certain Nationwide companies credited prior to 1996 is also subject to post-retirement increases following the commencement of benefits or the participant’s attainment of age sixty-five, whichever is later.

New hires and rehires on or after January 1, 2002 are not eligible for the FAP formula, and we will determine the retirement benefit for such individuals solely under the account balance formula described below.

Account Balance Formula

We use the account balance formula to determine the retirement benefit under the NRP for all employees hired or rehired on or after January 1, 2002. The notional account under the account balance formula is comprised of the following components:

♦

Opening Balance Amount: We determined the accrued benefit under the FAP formula as of December 31, 2001 and converted this accrued benefit into a lump sum that reflected the current value of that benefit; plus

♦

Pay Credits: We add amounts to the account every pay period based on the participant’s years of service and compensation. The pay credits range from 3% of pay if the participant has up to 35 months of service, plus 3% of pay over the Social Security wage base of $90,000 in 2006, to 6% of pay for those with over fifteen years of service, plus 4% of pay over the Social Security wage base of $90,000 in 2006; plus

♦

Interest Credits: We add interest amounts to the account on a biweekly basis based on the applicable interest rate established by law. Historically, we have used the thirty-year United States Treasury bill rate in effect from the second month preceding the current quarter as the interest rate.

Nationwide Savings Plan

The NSP is a qualified profit-sharing plan including a qualified cash or deferred arrangement covering eligible employees of participating Nationwide companies. Under the NSP, our named executives and other participants who are not residents of Puerto Rico may elect to contribute between 1% and 80% of their compensation to accounts we established on their behalf. Participant contributions are in the form of voluntary, pre-tax salary deductions or after-tax “Roth 401(k)” salary reductions. Participating Nationwide companies, including Nationwide Financial, are obligated to make matching employer contributions for the benefit of their participating employees, at the rate of 50% of the first 6% of compensation deferred or contributed to the NSP by each employee. We hold all amounts that the participants contribute in a separate account for each participant and we invest the amounts in the available investment options chosen by the participant. Prior to March 2006, the available investment options for employer matching contributions included the NFS Common Stock Fund. Effective March 2006, the NFS Common Stock Fund was removed as an investment option under the NSP, and as a result, the NSP no longer has an investment option that includes shares of our stock.

A participant is eligible to receive the value of his or her vested account balance upon termination of his or her employment. However, he or she may withdraw all or a part of the amounts credited to his or her account prior to termination, such as upon attainment of age fifty-nine and one-half years old. A participant is immediately vested in all amounts credited to his or her account as a result of salary deferrals or after-tax contributions and earnings or losses on those deferrals or contributions, as applicable. Vesting in employer matching contributions and earnings or losses on those contributions occurs on a pro rata basis over a period of five years. Effective August 29, 2005, the NSP incorporates the withdrawal penalty relief for hurricane victims permitted by the Internal Revenue Service.

Elements of In-Service Compensation

In this section we will discuss:

♦	base salary;

♦	short-term incentive;

♦	long-term incentives;

♦	performance goals;

♦	actual performance compared to compensation paid;

♦	personal benefits and perquisites; and

♦	employment agreements.

2006 Compensation

The principal components of 2006 compensation for the executive officers are salary, annual incentive and long-term incentive. As we describe in the “Compensation Programs Design” section of this report, each component of compensation serves a different purpose. The description below applies to our named executives.

Base Salary

In determining adjustments to executives’ salaries for 2006, the compensation committee evaluated the following:

♦	our philosophy regarding base salaries;

♦	salaries for comparable positions in the industry, taking scope of responsibility into account;

♦	our recent financial performance, overall and in key financial indicators;

♦	the annual performance evaluation of each executive compared to previously established objectives; and

♦	changes in executives’ responsibilities or duties.

Salaries for the named executives, except for Messrs. Carter and Frommeyer, who assumed their positions near the end of 2005 and therefore did not receive increases in 2006, increased by a weighted average of 5% in 2006, based on year-end base salaries. The compensation committee established these salaries at levels consistent with the philosophy, objectives and factors we describe above. The overall salary increase percentage reflects both individual and company performance. This rate of increase enables us to maintain competitive salaries.

A portion of Messrs. Jurgensen’s and Rosholt’s annual salaries are allocated to us based on the methodology we describe in the “Objectives of Compensation Programs” section of this report. The impact of the salary increases for Messrs. Jurgensen and Rosholt was partially offset by a reduction in the portion of their salaries allocated to us.

These salary increases positioned the named executives’ salaries in a range between the 37th and greater than the 75th percentile of our market comparison group. Our overall pay philosophy is to establish compensation that is, on average, at the median of our market peers. As needed, we will compensate above or below the median. A departure from the median is typically based on factors such as incumbent experience and industry or functional expertise, scope of job responsibilities as compared to similar positions in the market, special retention needs and executive performance.

Annual Incentive: SEIP, PIP and SIP

The compensation committee approved the objectives under the SEIP and PIP, which provide a method to measure our financial performance relative to our peer companies.

For 2006, the objective performance criteria we used to measure performance for all of the named executives under the SEIP were:

Performance Criteria	Weight
Net Operating Earnings per Common Diluted Share	40%
Operating Revenue Growth	40%
Net Operating Return on GAAP Equity	20%

The named executives’ performance, other than for Mr. Carter, was also measured under the PIP. When determining the performance levels for the payout scale for the PIP, the compensation committee considered the current year to new plan/target year net income sustainable earnings growth, probability of attaining goals and confidence level, industry and competitor outlook, historical trend results and risk assessment. The 2006 relationship between business plan performance and incentive payments under the PIP was as follows:

♦	attainment of 85% of the business plan would have generated a 50% incentive payout;

♦	attainment of 100% of the business plan would have generated an 81% incentive payout; and

♦	attainment of 115% of the business plan would have generated a 200% incentive payout.

The specific annual incentive performance metrics and weights for the PIP and SIP vary by executive as we note below. We determine these metrics after an analysis of our financial and strategic goals and those of the Nationwide enterprise, such as revenue growth, profitability and capital efficiency and strategic objectives. These are standard financial metrics that we use to measure our performance. External analysts also use these metrics to measure our performance against our peers.

The financial goals used in the tables below are defined as follows:

♦

We calculate “NFS net operating income” by adjusting net income to exclude the following, all net of taxes: non-operating net realized gains and losses on investments; hedging instruments and hedged items; discontinued operations; and the cumulative effect of the adoption of accounting principles.

♦	We calculate “NFS net operating earnings per common diluted share” by dividing net operating earnings by the number of weighted average common diluted shares outstanding.

♦

We calculate “NFS operating revenues” by adjusting total revenues to include only net realized gains and losses on investments, hedging instruments and hedged items that are related to operating items, such as periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to securitizations.

♦	We calculate “NFS net operating return on GAAP equity” by annualizing net operating earnings and dividing by average shareholders’ equity excluding accumulated other comprehensive income.

♦

“Sales” are a production volume metric used in the insurance industry as a measure of the volume of new and renewal business generated in a period. Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Additionally, our definition of sales may differ from that used by other companies. As used in the insurance industry, sales, or similarly titled measures, generate customer funds managed and administered, which ultimately drive revenues. As calculated and analyzed by management, statutory premiums and deposits on individual and group annuities and life insurance products calculated in accordance with accounting practices prescribed or permitted by regulatory authorities and deposits on administration-only group retirement plans and our advisory services program are adjusted as described below to arrive at sales. Life insurance premiums determined on a GAAP basis are significantly different than statutory premiums and deposits. Life insurance premiums determined on a GAAP basis are recognized as revenue when due, as calculated on an accrual basis in proportion to the service provided and performance rendered under the contract. In addition, many life insurance and annuity products involve an initial deposit or a series of deposits from customers. These deposits are accounted for as such on a GAAP basis and therefore are not reflected in the GAAP income statement. On a statutory basis, life insurance premiums collected on a cash basis, and deposits received on a cash basis, are aggregated and reported as statutory premiums and annuity consideration revenues. Sales, as reported by us, are stated net of internal replacements, which we believe provides a more meaningful disclosure of production in a given period. In addition, our definition of sales excludes certain other items that potentially can mask trends in the underlying business and thus do not provide meaningful comparisons and analyses. We believe that the presentation of sales as measured for management purposes enhances the understanding of our business and helps depict longer-term trends that may not be apparent in the results of operations due to differences between the timing of sales and revenue recognition.

♦	We calculate our “Investment performance” as predefined basis points for one-, three- and five-year weighted net value added and incremental return targets.

Following are the annual incentive performance metrics and weights for the PIP for W. G. Jurgensen, our Chief Executive Officer:

Performance Criteria[1]	Weight	2006 Established Business Goals	2006 Incentive Performance Results	Allocation Methodology
Enterprise Consolidated Net Operating Income[2]	37.5%	$573,000,000[4]	$591,300,000[4]	NFS contribution to consolidated net operating income
NFS Net Operating Earnings per Common Diluted Share	12.5%	$3.85	$3.92	Allocated 100% to NFS
Nonfinancial Objectives	25%	Discussed below	140% of target	Capital-based driver
Other Business Unit Metrics[3]	25%	Not applicable[3]	Not applicable[3]	No allocation to NFS

[1]	Mr. Jurgensen’s target is 150% of his total base salary.
[2]	Consists of net operating income for the Nationwide enterprise, including the portion attributed to us that is listed in the table.
[3]	These objectives do not relate to us, and are irrelevant to compensation that we pay.
[4]	Represents our net operating income only. Amount is unaudited.

Following are the annual incentive performance metrics and weights for the PIP for Timothy Frommeyer, our Senior Vice President—Chief Financial Officer:

Performance Criteria[1]	Weight	2006 Established Business Goals	2006 Incentive Performance Results	Allocation Methodology
Enterprise Consolidated Net Operating Income[2]	10.0%	$573,000,000 [3]	$591,300,000 [3]	Allocated 100% to NFS
NFS Net Operating Earnings per Common Diluted Share	36.0%	$3.85	$3.92	Allocated 100% to NFS
NFS Operating Revenue Growth	36.0%	3.63%	4.82%	Allocated 100% to NFS
NFS Net Operating Return on GAAP Equity	18.0%	10.70%	11.09%	Allocated 100% to NFS

[1]	Mr. Frommeyer’s target is 65% of his base salary.
[2]	Consists of net operating income for the Nationwide enterprise, including the portion attributed to us that is listed in the table.
[3]	Represents our net operating income only. Amount is unaudited.

Following are the annual incentive performance metrics and weights for the PIP for Mark R. Thresher, our President and Chief Operating Officer:

Performance Criteria[1]	Weight	2006 Established Business Goals	2006 Incentive Performance Results	Allocation Methodology
Enterprise Consolidated Net Operating Income[2]	30.0%	$573,000,000[3]	$591,300,000 [3]	Allocated 100% to NFS
NFS Net Operating Earnings per Common Diluted Share	28.0%	$3.85	$3.92	Allocated 100% to NFS
NFS Operating Revenue Growth	28.0%	3.63%	4.82%	Allocated 100% to NFS
NFS Net Operating Return on GAAP Equity	14.0%	10.70%	11.09%	Allocated 100% to NFS

[1]	Mr. Thresher’s target is 105% of his base salary.
[2]	Consists of net operating income for the Nationwide enterprise, including the portion attributed to us that is listed in the table.
[3]	Represents our net operating income only. Amount is unaudited.

We made payments under the SIP to John L. Carter, our Senior Vice President—Non-Affiliated Sales. The compensation committee’s goal was to reward Mr. Carter for specific sales objectives unique to his role as the head of non-affiliated channel sales. Following are the annual incentive performance metrics and weights for the SIP for Mr. Carter:

Performance Criteria[1]	Weight	2006 Established Goals	2006 Incentive Performance Results[2]	Allocation Methodology
Non-Affiliated Channel Sales Goals (weighted 67%):
Independent Broker Dealers	26.8%	$5,740,900,000	$5,565,000,000	Allocated 100% to NFS
Wirehouse & Regional Firms	20.10%	$2,101,800,000	$2,433,600,000	Allocated 100% to NFS
Financial Institutions	20.10%	$1,851,200,000	$2,295,100,000	Allocated 100% to NFS

Business Segment Goals (weighted 33%):
Individual Investments	13.2%	$4,405,100,000	$5,391,100,000	Allocated 100% to NFS
Retirement Plans Group	9.9%	$11,688,300,000	$11,732,700,000	Allocated 100% to NFS
Individual Protection	9.9%	$1,710,800,000	$1,962,000,000	Allocated 100% to NFS

[1]	Mr. Carter’s target is 100% of his base salary.
[2]	Amounts are unaudited.

Following are the annual incentive performance metrics and weights for the PIP for Robert A. Rosholt, our Executive Vice President—Finance, Investments and Strategy:

Performance Criteria[1]	Weight	2006 Established Business Goals	2006 Incentive Performance Results	Allocation Methodology
Enterprise Consolidated Net Operating Income[2]	75%	$573,000,000[3]	$591,300,000[3]	NFS contribution to consolidated net operating income
Office of Investments scorecard	25%	NFS and Nationwide Mutual Investment performance relative to standard investments benchmarks	156% of target	NFS assets under management and NFS incremental return performance relative to pre-established goals

[1]	Mr. Rosholt’s target is 125% of his total base salary.
[2]	Consists of net operating income for the Nationwide enterprise, including the portion attributed to us that is listed in the table.
[3]	Represents our net operating income only. Amount is unaudited.

In determining the annual incentive compensation award for the named executives for 2006, the compensation committee first considered the financial-based objectives under the SEIP as identified above. The results of these financial objectives resulted in a performance-based funding level of 203% of the target amount for the performance-based incentive pool for purposes of Section 162(m) of the Internal Revenue Code for the named executives.

The committee then assessed each executive’s performance under the PIP or SIP, as appropriate, considering the measures in the tables above, as well as the executive’s overall performance, our overall financial performance and individual objectives. In assessing final performance for PIP, the committee reviewed actual performance relative to established goals, considering the following items: earnings quality, industry results, achievement of strategic performance metrics and capital stewardship. This review resulted in the following adjustments to the financial results that the committee used for incentive payment purposes for PIP participants:

♦

The committee adjusted consolidated net operating income downward to exclude a large tax benefit realized on the sale of another Nationwide enterprise operating entity and another smaller transaction that we deemed to be unusual and non-recurring in nature;

♦	The committee adjusted NFS net operating income, operating earnings per common diluted share and net operating return on GAAP equity to:

•	exclude the release of a contingent liability reserve and income resulting from unlocking a deferred policy acquisition cost assumption; and

•	include the operating results of an entity reported in discontinued operations for GAAP purposes.

♦	The committee made a slight upward adjustment to operating revenue growth to include operations that were classified as discontinued for accounting purposes.

These adjustments, which are reflected in the tables above, in total, produced a lower score than that which we would have determined under the original scorecard.

For Messrs. Frommeyer, Thresher and Rosholt, the committee also approved upward adjustments to the final payments for individual performance based on their actual performance against pre-established individual goals.

For Mr. Jurgensen, the committee also considered the following non-financial objectives: cultural stewardship, talent management, effective relationship building, relative performance compared to our peers and strategic planning and implementation. Each director of the Nationwide Mutual board of directors and our board of directors gave Mr. Jurgensen a rating on a three-point scale on each objective, as well as an overall rating on the same scale. The Nationwide Mutual human resources committee and our compensation committee then met to discuss these ratings and arrive at a common overall score, which was recommended to and approved by both full boards of directors.

In determining Messrs. Jurgensen’s and Rosholt’s payments for 2006, the compensation committee also considered the provisions of the cost sharing agreement, as we describe in the “Objectives of Compensation Programs” section of this report, and used its discretion, as permitted under the SEIP, to reduce the payment allocated to and paid for by us for all of the named executives.

The resulting cash payouts allocated to us are shown in columns (d) and (g) of the “Summary Compensation Table for 2006” as follows: 166% of target for Mr. Jurgensen, 131% of target for Mr. Frommeyer, 133% of target for Mr. Thresher, 200% of target for Mr. Rosholt and 146% of target for Mr. Carter. While Mr. Carter’s employment offer included a guaranteed payment of 100% of target, his actual performance under the plan exceeded his guaranteed amount.

Long-Term Incentive

Long-term incentive compensation constitutes a significant portion of an executive’s total compensation package, consistent with our philosophy of emphasizing pay that is conditional or contingent on our performance and to encourage executives to focus on building shareholder value. We have based our long-term incentive plan, the LTEP, directly on the increase in shareholder value as reflected in share price, as well as financial performance leading to growth in value over time.

The total long-term opportunity that we grant to the named executives comprises a mix of elements intended to align the long-term opportunity with our performance, performance of other business units that the executives support, as well as the performance of the Nationwide enterprise as a whole.

We based the value of long-term incentive awards, other than Mr. Jurgensen’s award, on individual target award opportunities ranging from 100% to 280% of the salary range midpoint. We based Mr. Jurgensen’s target award opportunity on a competitive dollar amount that Towers Perrin recommended and the compensation committee approved. These targets approximate the 38th to 69th percentile of target total compensation levels for companies in our market comparison group.

For shared executives, including Mr. Jurgensen and Mr. Rosholt, who provide services to other Nationwide companies, the following elements comprise the long-term opportunity:

♦

75% is in the form of an NVA award, which is a metric that applies to all of Nationwide and of which our performance is a component. A portion of this amount is allocated to us pursuant to the cost sharing agreement as we describe in the “Objectives of Compensation Programs” section of this report; and

♦

25% is in stock options, which align long-term rewards with us and reflect our desire to have senior officers achieve a significant level of ownership of our securities to better align their interests with those of our shareholders.

At their February 2006 meeting, and additionally in March 2006 for Mr. Jurgensen, the compensation committee determined that Mr. Jurgensen and Mr. Rosholt should have a portion of their long-term incentive tied to overall Nationwide enterprise performance, of which our performance is a component, to reflect the allocation of their time to shared functions, as well as to various other Nationwide enterprise companies, and to reflect results over which they have the most ability to influence. For 2006, the NVA award was 196% of the target amount, which was credited to the bank. After crediting the bank, we paid one-third of the bank balance, which included the positive bank balance carried forward from the previous years’ awards, in cash, and two-thirds remains in the bank. The cash payment that the executive receives from the bank each year is allocated to us according to the provisions of the cost sharing agreement as we describe in the “Objectives of Compensation Programs” section of this report. The award amount that we determined for 2006 performance is reported in column (g) of the “Summary Compensation Table for 2006.” The portion that we credited to the bank but did not pay, in addition to the previous remaining unpaid bank balance, is subject to forfeiture.

The compensation committee also determined that in addition to overall Nationwide enterprise performance, long-term awards of senior executives, including most direct reports to the Chief Executive Officer, should also be aligned to us and should encourage stock ownership. During February and March 2006, pursuant to the LTEP, the compensation committee granted 25% of Mr. Jurgensen’s and Mr. Rosholt’s total long-term incentive opportunity in the form of options to purchase shares of our Class A common stock, which vest ratably over three years, using the methodology we describe in the “Objectives of Compensation Programs” section of this report.

For executives who provide 100% of their services to Nationwide Financial and its subsidiaries, including Messrs. Frommeyer and Carter, and for Mr. Thresher, who primarily supports us, but as a direct report of the Chief Executive Officer also influences the Nationwide enterprise, we focus the long-term opportunity more heavily on our shareholder value. This recognizes the greater influence of these executives over results that serve as the basis for our stock price valuation, and comprises the following:

♦	50% is in the form of an NVA award, a metric that applies to all of Nationwide and of which our performance is a component; and

♦

50% is in stock options, which align long-term rewards to us and reflect our desire to have senior officers build a significant level of ownership of our securities in order to better align their interests with those of our shareholders.

We awarded one-half of the economic value of the long-term awards to Messrs. Frommeyer, Thresher and Carter in the form of nonqualified stock options. The options have an exercise price equal to the fair market value of our Class A common stock on the date of the option grant and will vest at the rate of one-third per year on each of the first three anniversaries of the date of grant.

We awarded one-half of the target value of the long-term award opportunity for executive officers in the form of NVA awards. For 2006, the NVA awards were 196% of the target amount, which we credited to the bank. We paid one-third of the positive bank balance, which included the positive bank balance carried forward from the previous years’ awards, if applicable, in cash and two-thirds remains in the bank. The award amount resulting from the 2006 performance period is reported in column (g) of the “Summary Compensation Table for 2006.”

Total Compensation

Our base pay, annual incentive and long-term incentive targets are designed to provide market competitive total compensation that is tied to financial performance. Total compensation increased from 2005 to 2006. The most significant portion of this increase was in the NVA component of our long-term incentive program for all of the named executives, except for Mr. Carter, who did not participate in the program in 2005. In 2006, the NVA metric for the LTEP exceeded 2005 performance for the economic return on capital relative to the cost of capital, and for the year over year change of economic return on capital for Nationwide Mutual and its subsidiaries, which includes us.

Personal Benefits and Perquisites

We provide certain perquisites and other personal benefits to executives that we believe are consistent with market competitive practices. These perquisites may include: personal use of the company plane; preferred parking privileges in the executive garage, including partial reimbursement for the cost; an executive physical examination; relocation reimbursement and tax gross-ups on associated costs; an additional five days of paid time off; reimbursement for financial counseling services; reimbursement and tax gross-ups for certain spousal travel expenses; a home security system for the Chief Executive Officer; and personal use of the executive suite at the Nationwide Arena. In 2006, the compensation committee reviewed the perquisites offered to the Chief Executive Officer and deemed them to be reasonable. Incremental costs, as applicable, are included in column (i) of the “Summary Compensation Table for 2006.”

Termination Benefits and Payments

Certain termination-of-employment events trigger post-termination payments and benefits. Those events include retirement, change of control, severance, termination for cause, death, disability and voluntary termination. We describe the details of the benefits and payments made upon termination in the “Potential Payments Upon Termination or Change of Control” section.

Employment Agreements

It is Nationwide’s practice to provide employment agreements to the Chief Executive Officer and a limited number of senior executives, including most of the Chief Executive Officer’s direct reports. Of the named executives, we have entered into an employment agreement with Mr. Thresher and Nationwide Mutual has entered into employment agreements with Messrs. Jurgensen and Rosholt. We believe that these agreements are a standard industry practice, and are necessary to attract and retain executives at this level. The agreements protect the executive with regard to compensation and benefits, and in exchange for those benefits, the executive agrees to keep company information confidential, agrees not to solicit our employees or customers and agrees not to compete with Nationwide. We provide additional information with respect to post-termination benefits provided under these employment agreements in the “Potential Payments Upon Termination or Change of Control” section.

W. G. Jurgensen

Nationwide Mutual entered into an employment agreement dated May 26, 2000 with Mr. Jurgensen, who became the Chief Executive Officer of Nationwide Mutual, and certain other Nationwide companies, including us, in 2000. The agreement has a three-year term, subject to earlier termination in certain circumstances, and thereafter automatically renews for successive periods of one-year unless either Nationwide Mutual or Mr. Jurgensen gives notice of nonrenewal.

Under the agreement, Mr. Jurgensen’s total annual base salary is to be no less than $1,000,000, and his annual target performance bonus is 150% of base salary with the maximum bonus set at 300% of base salary. Upon joining Nationwide, Mr. Jurgensen received options to purchase 60,000 shares of our Class A common stock, vesting ratably over five years; 25,000 shares of restricted stock, vesting 12,500 shares on the third anniversary and 6,250 shares on each of the fourth and fifth anniversaries of the grant date; a target long-term incentive award of $1,500,000 under the Long-Term Performance Plan of Nationwide Mutual, with any payment pro rated by a two-thirds participation rate; an additional option to purchase 150,000 shares of our Class A common stock under the LTEP, vesting ratably over three years; and a target long-term incentive award of $1,950,000 under the Long-Term Performance Plan of Nationwide Mutual for the 2000 to 2002 performance cycle. Mr. Jurgensen is eligible to receive future grants under stock incentive programs and cash long-term incentive programs consistent with other senior executive officers and competitive pay practices generally. Mr. Jurgensen and his eligible dependents are entitled to participate in all employee retirement and welfare benefit plans. Mr. Jurgensen received relocation expenses, grossed-up, including temporary living expenses and resale of his home at its appraised value. He is also entitled to receive executive fringe benefits available to senior level executives.

Nationwide Mutual entered into an amendment of the employment agreement with Mr. Jurgensen as of March 1, 2005. The amendment allows for the earlier commencement of supplemental pension benefits after termination of employment. Prior to amendment, the employment agreement provided that payments with respect to benefits under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan and Nationwide Excess Benefit Plan would not begin until after the end of the severance period, which is the period ending two years after the termination of Mr. Jurgensen’s employment in the event of a termination before a change of control or the period ending three years after the termination of Mr. Jurgensen’s employment at or after a change of control. Under the amendment, Nationwide will pay the supplemental pension benefits in the same forms and at the same times as the other benefits described in the employment agreement, generally within thirty days of termination of employment. The amendment changes the timing, but not the amount, of benefits that Nationwide would pay under the agreement.

Mr. Jurgensen’s employment agreement also contains provisions related to certain payments and benefits that Nationwide would pay upon specified termination events. The details of those provisions are set forth in the “Potential Payments Upon Termination or Change of Control” section.

Mark R. Thresher

We entered into an employment agreement dated January 1, 2004 with Mr. Thresher, who became our President and Chief Operating Officer as of May 5, 2004. The agreement has a two-year term, subject to earlier termination in certain circumstances, with automatic one-year renewals unless we or Mr. Thresher give notice of nonrenewal.

The agreement provides that we will pay Mr. Thresher an annual base salary equal to his salary in effect on January 1, 2004, subject to annual review and adjustment by the board of directors or a committee thereof. The agreement also provides that Mr. Thresher is entitled to:

♦	participate in all short-term and long-term incentive programs for senior executives at appropriate levels;

♦	receive employee retirement and welfare benefits as available to senior level executives; and

♦	receive fringe benefits and perquisites as available to senior level executives.

Mr. Thresher’s employment agreement also contains provisions related to certain payments and benefits to be paid upon specified termination events. The details of those provisions of his agreement are set forth below in the “Potential Payments Upon Termination or Change of Control” section.

Robert A. Rosholt

In January 2003, Nationwide Mutual entered into an employment agreement with Mr. Rosholt. Mr. Rosholt serves as Executive Vice President—Chief Financial Officer of Nationwide Mutual and several other companies within Nationwide, and serves as our Executive Vice President—Finance, Investments and Strategy. Mr. Rosholt’s employment agreement has a one-year term, with automatic one-year renewals, unless either Mr. Rosholt or Nationwide Mutual gives notice of nonrenewal.

The agreement provides that Mr. Rosholt’s salary will be $700,000, periodically reviewed for appropriate increases. Mr. Rosholt is also entitled to:

♦	participate in all short-term and long-term incentive programs for senior executives at appropriate levels;

♦	receive employee retirement and welfare benefits as available to senior level executives; and

♦	receive fringe benefits and perquisites as available to senior level executives.

Mr. Rosholt’s employment agreement also contains provisions related to certain payments and benefits that Nationwide would pay upon specified termination events. The details of those provisions of his agreement are set forth in the “Potential Payments Upon Termination or Change of Control” section.

Stock Ownership Guidelines

The compensation committee and board of directors adopted stock ownership guidelines in 2002 to further encourage executive officers and directors to build and maintain ownership of our Class A common stock. In 2006, the committee adopted changes to the guidelines. The revised guidelines suggest that our directors and executives build and maintain holdings of our Class A common stock within five years as follows:

Executive Level	Five-Year Target
Director	5 × annual cash retainer

Chief Executive Officer	5 × allocated base salary

President and Chief Operating Officer	4 × base salary

Other direct reports to the Chief Executive Officer	2 × allocated base salary

Direct reports to the President and Chief Operating Officer	2 × base salary

Other executives as designated by the Chief Executive Officer or President and Chief Operating Officer	2 × allocated base salary

The following types of equity holdings are applicable to the achievement of compliance with the ownership guidelines:

♦	direct ownership of our Class A common stock;

♦	vested restricted stock deferred into the NFS Common Stock Fund of the Nationwide Individual Deferred Compensation Plan;

♦	the positive difference between the current fair market value and the option exercise price of any outstanding, vested stock option awards;

♦	the value of unvested restricted stock grants;

♦

the value of indirect holdings that are owned by (a) a family trust where the employee, his or her spouse or minor child is the named trustee, or (b) an immediate family member living in the same household;

♦	value of balances allocated to the NFS Common Stock Fund of the Nationwide Individual Deferred Compensation plan; and

♦	applicable for directors only, deferred stock units.

Planned sales by executives subject to the ownership guidelines are subject to a review by the Chief Executive Officer and the stock sale review committee consisting of the Chief Executive Officer and three other senior Nationwide executives. Each August, the compensation committee reviews ownership level achievement for all executives and board members subject to the ownership guidelines. As of the last review, all of the named executives had either achieved their ownership requirement or were within the five-year period specified to achieve the requirement. Executives who have not yet achieved their recommended ownership levels may have limitations placed on future stock sales, but otherwise we do not have a stock retention policy for executives. Directors’ deferred stock units, however, cannot be converted to stock or cash until the January following their retirement or termination from the board of directors. We do not have a policy regarding the hedging of the economic risk of ownership requirements.

Impact of Regulatory Requirements on Compensation: Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code provides that executive compensation in excess of $1,000,000 paid to certain executive officers in any calendar year is not deductible for purposes of corporate income taxes, unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Internal Revenue Code. The compensation committee will continue to rely on performance-based compensation programs to meet these requirements. Programs have been, and will continue to be, designed to meet, in the best possible manner, corporate business objectives. Awards under both the SEIP and LTEP are intended to qualify as “performance-based compensation” for the purposes of Section 162(m) of the Internal Revenue Code. However, the compensation committee may also award compensation that is not fully deductible if the committee determines that such an award is consistent with our philosophy and is in our best interests and that of our shareholders. For 2006, we believe that all compensation that we paid to our executives is deductible compensation under Section 162(m) of the Internal Revenue Code.

Conclusion

As we discussed in the “Objectives of Compensation Programs” section, we design our compensation programs to be competitive, to attract and retain top talent and to drive our performance, with the ultimate goal of increasing shareholder value. To attain these objectives, we compare ourselves to our peers in setting pay levels, financial objectives and individual objectives. In 2006, the financial objectives for incentive purposes were established to reward value-creating performance. Achieving target pay under the 2006 annual incentive plans required that we exceed our annual financial goals. Finally, by awarding a meaningful percentage of our long-term compensation in stock options, our compensation plans are directly tied to increasing shareholder value. The compensation committee believes that our executive compensation plans appropriately reward performance and result in reasonable actual pay levels relative to our performance in 2006.

Compensation Committee Report

The compensation committee of the board of directors of Nationwide Financial has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussions, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

Nationwide Financial Services, Inc. Compensation Committee

David O. Miller, Chairman

James G. Brocksmith, Jr.

Donald L. McWhorter

Gerald D. Prothro

Certain of our executive officers, including Messrs. Jurgensen and Rosholt, provide services to other Nationwide companies in addition to us. The Nationwide Mutual human resources committee determines the compensation to these executive officers for services to other Nationwide companies. Our compensation committee determines the portion of total compensation for these officers that is allocated to us. We then pay that allocated portion in accordance with the terms of the cost sharing agreement among Nationwide Mutual and certain of its subsidiaries, including us. Other Nationwide entities pay the remaining portion of the compensation for Messrs. Jurgensen and Rosholt according to this cost sharing agreement. Amounts we report in this proxy statement reflect only the portion of compensation that we and our subsidiaries pay and that has been approved by our compensation committee, unless otherwise noted. See “Certain Relationships and Related Transactions” for a description of the cost sharing agreement.

In the tables that follow, we refer to the Performance Incentive Plan as the “PIP,” the Sales Incentive Plan as the “SIP,” the Senior Executive Incentive Plan as the “SEIP” and the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan as the “LTEP.” We refer to Nationwide Value Added awards as “NVA” awards.

Summary Compensation Table for 2006

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards[3] ($) (e)	Option Awards[4] ($) (f)	Non-Equity Incentive Plan Compensation[5] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[6] (h)	All Other Compensation ($) (i)		Total ($) (j)
W. G. Jurgensen: Chief Executive Officer	2006	244,105				913,664	2,397,018	193,753	64,290	[7]	3,812,830

Timothy G. Frommeyer: Senior Vice President—Chief Financial Officer	2006	290,000	31,475	[1]		88,823	590,181	105,972	17,677	[8]	1,124,128

Mark R. Thresher: President and Chief Operating Officer	2006	567,885	30	[1]		414,207	2,038,208	210,570	48,488	[8]	3,279,388

John L. Carter: Senior Vice President—Non-Affiliated Sales	2006	300,000	125,000	[2]	143,788	71,914	732,000	15,088	122,200	[9]	1,509,990

Robert A. Rosholt: Executive Vice President—Finance, Investment & Strategy	2006	181,244	14,558	[1]		346,345	937,579	9,103	17,804	[8]	1,506,633

[1]

Represents the amount determined under the PIP and paid under the SEIP in 2007 for the 2006 performance year that was attributable to individual performance objectives. This amount, when included with the SEIP amount described in footnote 5 below for each of Mr. Frommeyer, Mr. Thresher and Mr. Rosholt resulted in total SEIP payments of $236,365, $810,000 and $270,706, respectively.

[2]	Represents a hiring bonus paid in 2006.
[3]

Represents the Statement of Financial Accounting Standards No. 123R, Share-Based Payment, which we refer to as “SFAS 123R,” value that we expensed in 2006 for a restricted stock award granted to Mr. Carter in 2005. We determined the value based on our market closing price as of the date of the grant.

[4]	Represents the SFAS 123R value that we expensed in 2006 for stock option awards. Assumptions used in the valuation are described in the table following these footnotes.
[5]

Represents the amount determined under the PIP for Messrs. Jurgensen, Frommeyer, Thresher and Rosholt or the SIP for Mr. Carter and paid under the SEIP in 2007 for the 2006 performance year that was attributable to financial or pre-established strategic objectives, and the amount earned in 2006 under the LTEP for the NVA award attributable to the 2006 performance year and allocated to us pursuant to the cost sharing agreement, as follows: Mr. Jurgensen—$354,526 (SEIP) and $2,042,492 (NVA); Mr. Frommeyer—$214,890 (SEIP) and $375,291 (NVA); Mr. Thresher—$809,970 (SEIP) and $1,228,238 (NVA); Mr. Carter—$438,000 (SEIP) and $294,000 (NVA); and Mr. Rosholt—$256,148 (SEIP) and $681,431 (NVA). For a complete description of the NVA award, see the “Compensation Discussion and Analysis.” One-third of the NVA award was paid in cash and two-thirds were placed in a bank, which will be carried forward to subsequent years and is subject to forfeiture.

[6]	Represents change in pension value. There were no above market earnings on deferred compensation.
[7]

Represents the amounts allocated to us under the cost sharing agreement for the following perquisites, personal benefits and other compensation expenses: incremental value of personal use of the company plane of $30,482; spousal travel expenses, a tax gross-up for spousal travel expenses of $15; actual cost of the personal use of the executive suite at the Nationwide Arena; the contribution made by us under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan in 2006; actual cost to us of a security system for Mr. Jurgensen’s home; the reimbursement for an executive physical examination; and the company-paid portion for parking expenses in the executive parking garage. Incremental value of the personal use of the company plane was calculated using the “Aircraft Cost Evaluator” from Conklin & deDecker as the direct operating costs, including fuel, maintenance, landing and parking fees, crew expenses and catering.

[8]

Represents the amounts allocated to us under the cost sharing agreement for the contribution made by us under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan in 2006. Aggregate perquisites and other personal benefits are less than $10,000 per executive.

[9]

Represents reimbursements for relocation expenses of $71,934; tax gross-ups on relocation expenses of $44,076; the contribution made by us under the Nationwide Savings Plan in 2006; dividends on unvested restricted stock that we paid in 2006; and the company-paid portion for parking expenses in the executive garage.

Valuation Assumptions1

Grant Date	Risk-Free Interest Rate	Dividends	Expected Life	Expected Volatility	Adjustments for Vesting Requirements, Forfeiture or Non-Transferability
03/04/2003	2.62%, based on 5-year constant maturity Treasury bill on grant date, with maturity rate equal to option term	$0.13 per share, actual stock price and dividend yield at the time of award	5 years, typical period held before exercise	42.48%, using daily stock prices between IPO and grant date	No adjustments

03/02/2004	3.10%, based on available U.S. Treasury rates commensurate with the average life of the option on the date of issue	$0.18 per share, actual stock price and dividend yield at the time of award	5.5 years, average 5-year peer group life and 6-year expected life	31.34%, weighted average combining implied market volatility, our volatility for the last 5.5 years, and the long-term mean reversion volatility of the our peers	No adjustments

02/23/2005	3.77%, based on available U.S. Treasury rates commensurate with the average life of the option on the date of issue	$0.19 per share, actual stock price and dividend yield at the time of award	5.5 years, average 5-year peer group life and 6-year expected life	32.81%, weighted average combining implied market volatility, our volatility for the last 5.5 years, and the long-term mean reversion volatility of our peers	No adjustments

11/28/2005	4.34% based on available U.S. Treasury rates commensurate with the average life of the option on the date of issue	$0.19 per share, actual stock price and dividend yield at the time of award	5.5 years, average 5-year peer group life and 6-year expected life	31.37%, weighted average combining implied market volatility, our volatility for the last 5.5 years, and the long-term mean reversion volatility of our peers	No adjustments

02/21/2006 and 03/28/2006	4.92% based on U.S. Treasury Bond yield with a remaining term approximating that of the expected option life	$0.23 per share, actual stock price and dividend yield at the time of award	5.9 years, weighted average of our actual experience assuming that options were exercised at the midpoint of the remaining term	31.96%, weighted average of our historical actual experience	No adjustments

[1]	We estimate the fair values of stock options on the dates of grant using a Black-Scholes option-pricing model. The exercise price for all grants is the closing price as of the grant date.

Grants of Plan-Based Awards in 2006

Name (a)	Grant Date (b)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/share) (k)	Grant Date Fair Value of Stock and Option Awards ($)[1] (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
W. G. Jurgensen
	2/21/06	[2]	2,135	213,570
	3/31/06	[3]		1,042,088
	2/21/06	[4]								95,327	42.65	1,338,391
	3/28/06	[4]								19,367	42.73	271,332
Timothy G. Frommeyer
	2/21/06	[2]	1,885	188,500
	2/21/06	[3]		191,475
	2/21/06	[4]								14,912	42.65	209,364
Mark R. Thresher
	2/21/06	[2]	6,090	609,000
	2/21/06	[3]		626,652
	2/21/06	[4]								48,805	42.65	685,222
John L. Carter
	2/21/06	[2]	3,000	300,000	750,000
	2/21/06	[3]		150,000
	2/21/06	[4]								11,682	42.65	164,015
Robert A. Rosholt
	2/21/06	[2]	1,355	135,528
	2/21/06	[3]		347,668
	2/21/06	[4]								38,326	42.65	538,097

[1]

The estimated grant date fair value dollar amounts in this column are the result of calculations we made using a Black-Scholes option-pricing model, a theoretical method for estimating the present value of stock options based on a complex set of assumptions. The material assumptions and adjustments that we incorporated in the Black-Scholes model used to estimate the value of these options include the following:

Grant Date	Risk-Free Interest Rate	Dividends	Expected Life	Expected Volatility	Adjustments for Vesting Requirements, Forfeiture or Non-Transferability

02/21/2006 and 03/28/2006	4.92% based on U.S. Treasury Bond yield with a remaining term approximating that of the expected option life	$0.23 per share, actual stock price and dividend yield at the time of award	5.9 years, weighted average of our actual experience assuming that options were exercised at the midpoint of the remaining term	31.96%, weighted average of our historical actual experience	No adjustments

[2]

Represents an SEIP award. For purposes of determining performance-based compensation under Section 162(m) of the Internal Revenue Code, the maximum payment to any single participant under the SEIP is the lesser of 250% of the target amount or $5,000,000. There is no maximum payment under the terms of the PIP, which, as discussed in more detail in the “Compensation Discussion and Analysis,” is also used to determine a payment amount for the named executive officers, except for Mr. Carter, whose award is determined under the SIP.

[3]

NVA award made under the LTEP. This award was modified at the May 2006 meeting of the compensation committee as a result of a modification to the formula for calculating awards. For more information, please see the “Long-Term Incentive” section of the “Compensation Discussion and Analysis.”

[4]

All option awards were made pursuant to the LTEP. One-third of the options reflected in the above table become exercisable on each of the first three anniversary dates of the grant date. Options may accelerate upon a change of control or certain other events of termination of employment in accordance with the terms of individual employment agreements or grant agreements.

Annual Incentive

On February 21, 2006, the compensation committee approved 2006 annual incentive award opportunities for our named executive officers. These award opportunities are reflected in the “Grants of Plan-Based Awards in 2006” table in columns (c) and (d) and in the “Summary Compensation Table for 2006” as earned with respect to 2006 in column (g) for Messrs. Jurgensen and Carter and columns (d) and (g) for Messrs. Frommeyer, Thresher and Rosholt.

The compensation committee uses the SEIP to establish a maximum award level that would qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. Based on actual results compared to the established goals, we establish an incentive pool. The compensation committee then assesses individual overall performance, company financial performance and other goals and distributes awards from the incentive pool pursuant to the PIP, or in the case of Mr. Carter, the SIP. The Chief Executive Officer may adjust payments under the PIP by plus or minus 25% or the SIP by up to 250% of the target amount, subject to approval of the final payment by the compensation committee.

For 2006, the objective performance criteria we used to measure performance under the SEIP were:

Performance Criteria	Weight
Net Operating Earnings per Common Diluted Share	40%
Operating Revenue Growth	40%
Net Operating Return on GAAP Equity	20%

In 2006, goals under the SEIP were met at 203% of target. The compensation committee then assessed performance for each named executive officer under the PIP, or the SIP for Mr. Carter. The Chief Executive Officer then adjusted the payments for Messrs. Frommeyer, Thresher and Rosholt, which the compensation committee approved. The resulting cash payouts allocated to us were as follows: 166% of target for Mr. Jurgensen; 131% of target for Mr. Frommeyer; 133% of target for Mr. Thresher; 200% of target for Mr. Rosholt and 146% of target for Mr. Carter. We discuss this in more detail in the “Compensation Discussion and Analysis.”

Long-term Incentive Compensation

On February 21, 2006, the compensation committee approved long-term incentive awards in the form of stock options for each of our named executive officers and NVA awards for each of our named executive officers, except for Mr. Jurgensen. Mr. Jurgensen also received additional stock options on March 28, 2006 and an NVA award opportunity on March 31, 2006.

Mr. Jurgensen’s and Mr. Rosholt’s total long-term incentive opportunity consists of 75% NVA awards and 25% stock options. For Messrs. Frommeyer, Thresher and Carter, long-term incentive opportunity consists of 50% NVA awards and 50% stock options. Please see the “Compensation Discussion and Analysis” for a discussion of the NVA awards and the stock options.

Salary and Bonus in Proportion to Total Compensation

Name	Salary ($)	Bonus ($)	Salary and Bonus as % of Total Compensation
W. G. Jurgensen	244,105	0	6.40
Timothy G. Frommeyer	290,000	31,475	28.60
Mark R. Thresher	567,885	30	17.32
John L. Carter	300,000	125,000	28.15
Robert A. Rosholt	181,244	14,558	13.00

Outstanding Equity Awards at Fiscal Year-End 2006

	Options Awards[1]						Stock Awards
Name /Grant Date (a)	Number of Securities Underlying Unexercised Options Exercisable (#)[1] (b)		Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
W. G. Jurgensen
3/28/06			19,367		42.730	3/28/16
2/21/06			95,327		42.650	2/21/16
2/23/05	33,037		66,072		37.040	2/23/15
3/2/04	52,436		26,217		38.030	3/2/14
3/4/03	234,058				23.280	3/4/13
4/9/02	92,663				45.210	4/9/12
3/8/02	48,719	[2]			43.550	3/8/12
2/6/01	88,400				42.630	2/6/11
5/26/00	60,000	[3]			28.000	5/26/10
5/26/00	150,000				28.000	5/26/10

Timothy G. Frommeyer
2/21/06			14,912		42.650	2/21/16
2/23/05	2,161		4,321		37.040	2/23/15
3/2/04	3,732		1,865		38.030	3/2/14
3/4/03	15,001				23.280	3/4/13
4/9/02	9,200				45.210	4/9/12
2/6/01	5,500				42.630	2/6/11
2/9/00	4,800				26.938	2/9/10
11/9/99	800				38.250	11/9/09

Mark R. Thresher
2/21/06			48,805		42.650	2/21/16
2/23/05	15,053		30,105		37.040	2/23/15
3/2/04	28,807		14,403		38.030	3/2/14
3/4/03	23,474				23.280	3/4/13
4/9/02	18,676				45.210	4/9/12
2/26/02	5,785	[2]			40.840	2/26/12
2/6/01	6,250				42.630	2/6/11
2/9/00	11,400				26.938	2/9/10
11/9/99	6,000				38.250	11/9/09
2/9/99	11,250				48.125	2/9/09
2/10/98	10,000				39.375	2/10/08

John L. Carter
2/21/06			11,682		42.650	2/21/16
11/28/05	1,294		2,588		42.480	11/28/15	3,997	216,637

Robert A. Rosholt
2/21/06			38,326		42.650	2/21/16
2/23/05	12,905		25,808		37.040	2/23/15
3/2/04	25,872		12,935		38.030	3/2/14
3/4/03	72,464				23.280	3/4/13
10/21/02	30,333				28.300	10/21/12

[1]

All options, with the exception of certain grants noted in these footnotes, vest one-third per year on each of the first three anniversaries of the grant date and expire ten years after the grant date.

[2]	Vested in full on the grant date.
[3]	Vested one-fifth per year on each of the first five anniversaries of the grant date.

Option Exercises and Stock Vested During 2006

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
W. G. Jurgensen	50,000	43,000	0		0
Timothy G. Frommeyer	0	0	0		0
Mark R. Thresher	0	0	0		0
John L. Carter	0	0	1,999	[1]	103,328
Robert A. Rosholt	0	0	0		0

[1]

One-third of the original restricted stock award of 5,996 shares vested on November 28, 2006, the first anniversary of the grant date. The fair market value on November 28, 2006 was $51.69 per share. Mr. Carter deferred these vested shares. Pursuant to the Nationwide Individual Deferred Compensation Plan, participants may choose to receive the distribution as a lump sum or may elect annual distributions. For more information on the plan, please see the “Compensation Discussion and Analysis.”

Pension Benefits for 2006

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
W. G. Jurgensen	Nationwide Retirement Plan	5	21,480	0
	Nationwide Supplemental Retirement Plan	5	428,912	0
	Other Nonqualified Pension Arrangement	6	617,782	0
Timothy G. Frommeyer	Nationwide Retirement Plan	19	224,592	0
	Nationwide Supplemental Retirement Plan	19	294,837	0
Mark R. Thresher	Nationwide Retirement Plan	9	163,727	0
	Nationwide Supplemental Retirement Plan	9	749,797	0
John L. Carter	Nationwide Retirement Plan	1	15,088	0
Robert A. Rosholt	Nationwide Retirement Plan	4	8,585	0
	Nationwide Supplemental Retirement Plan	3	132,734	0

The “Pension Benefits for 2006” table reports the December 31, 2006 value of accrued benefits under the Nationwide Retirement Plan, the Nationwide Supplemental Retirement Plan and nonqualified defined benefit pension benefits provided under employment agreements. We discuss these plans in more detail in the “Compensation Discussion and Analysis.” The reported values are the present value of accrued benefits with benefit commencement deferred to normal retirement age, which is age sixty-five, payable as a life annuity. Optional payment forms are available with reduced payments. A full single lump sum payment option is not available.

We base the present value determinations on the measurement date, discount rate and postretirement mortality used for Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions, which we refer to as “SFAS 87,” and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which we refer to as “SFAS 158.” There is no mortality discount prior to age sixty-five in the values we report above. For the December 31, 2006 valuation, the SFAS 158 discount rate was 5.25%, and we used the RP-2000 Mortality Table projected to 2010 for postretirement mortality. For the December 31, 2005 valuation, the SFAS 87 discount rate was 4.75%, and we used the 1994 Group Annuity Table for postretirement mortality.

The pension plans permit commencement of reduced payments prior to normal retirement age. Benefits for participants who terminate employment after age fifty-five with five years of service are reduced 1% per year from age sixty-five to age sixty-two and 5% per year from age sixty-two to age fifty-five. Mr. Jurgensen is eligible for these reduced early retirement benefits. Early benefit commencement is also available to participants who terminate prior to age fifty-five. These benefits are actuarially reduced to reflect early distribution. Mr. Frommeyer and Mr. Thresher are eligible for actuarially reduced benefits upon termination. Mr. Rosholt and Mr. Carter are not currently eligible for benefits as they have not completed the five years of service required under the vesting provisions. We provide no additional credited service under the Nationwide Retirement Plan and the Nationwide Supplemental Retirement Plan to the named executive officers.

The credited service we report in the “Pension Benefits for 2006” table above represents complete years of credited service. For benefit determination purposes, the Nationwide Supplemental Retirement Plan provides one month of credited service from the date of plan participation, which is the first of the month of the one-year service anniversary. These service provisions also apply to Nationwide Retirement Plan participants who were last hired before January 1, 2002. One month of credited service is provided from the hire date for Nationwide Retirement Plan participants who were last hired on or after January 1, 2002. The other nonqualified pension arrangement provides Mr. Jurgensen with credited service from his date of hire pursuant to his employment agreement.

Pension plan compensation includes base salary and certain management incentives. The pension benefit values reflect 100% of the present value of accrued benefits for Mr. Thresher, Mr. Frommeyer and Mr. Carter since 100% of compensation is allocated to us. The pension benefit values reflect the cost allocated to us for Mr. Jurgensen and Mr. Rosholt, as a portion of compensation and pension expense for each plan is allocated to us. Benefit values are allocated based on the compensation reported in the “Summary Compensation Table for 2006,” and reflects the arrangement under the cost sharing agreement.

Nonqualified Deferred Compensation for 2006

Name (a)	Executive Contributions in Last Fiscal Year ($)[1] (b)	Registrant Contributions in Last Fiscal Year ($)[2] (c)	Aggregate Earnings in Last Fiscal Year ($)[3] (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($)[4] (f)
W. G. Jurgensen	833,279	30,071	440,105	0	3,865,124
Timothy G. Frommeyer	0	11,077	1,549	0	21,840
Mark R. Thresher	79,249	41,888	239,850	0	1,734,819
John L. Carter	103,328	0	5,017	0	108,346
Robert A. Rosholt	0	16,250	3,266	0	48,007

[1]

Voluntary deferral to the Nationwide Individual Deferred Compensation Plan. For Mr. Jurgensen, includes deferred annual incentive amounts paid under the SEIP and NVA awards earned in prior years, which were reported in proxy statements filed for those years as well as salary earned in 2006, which is shown in column (c) of the “Summary Compensation Table for 2006.” For Mr. Thresher, includes deferred annual incentive amounts paid under the SEIP earned in 2005, which was reported in the 2005 proxy statement, as well as salary earned in 2006, which is shown in column (c) of the “Summary Compensation Table for 2006.” For Mr. Carter, includes the value of vested restricted stock shown in column (e) of the “Option Exercises and Stock Vested During 2006” table.

[2]	Company contributions to the Nationwide Supplemental Defined Contribution Plan.
[3]	Investment gain from applicable nonqualified deferred compensation plans attributable to all prior year deferrals in the plans.
[4]

Represents balances in the following plans: the Nationwide Individual Deferred Compensation Plan, the Nationwide Supplemental Defined Contribution Plan and the Nationwide Economic Value Incentive Plan. The Nationwide Economic Value Incentive Plan is a terminated plan that provided involuntarily deferred compensation that may still be paid to an executive officer based on his or her distribution election.

The named executive officers may elect to defer up to 80% of their salary and incentive compensation and up to 100% of any earned restricted stock pursuant to the Nationwide Individual Deferred Compensation Plan. Deferred amounts will be credited with a rate of return equal to the investment option(s) elected by the participant. Participants may elect a lump-sum distribution or annual distributions to begin in January of the calendar year following the calendar year in which employment terminates, or after the expiration of any deferral period the executive officer may have elected. For additional information on our deferred compensation plans, please see the “Compensation Discussion and Analysis.”

Potential Payments Upon Termination or Change of Control

We have entered into certain agreements and maintain certain plans that require us to provide compensation to the named executive officers in the event of a termination of employment or a change of control. The tables below reflect our estimate of the payments and benefits, to the extent allocable to us under the cost sharing agreement, that we would provide to each of the named executive officers under various termination scenarios and upon a change of control. The amounts shown assume that terminations of employment and, as applicable, the change of control, occurred on December 31, 2006. Payments and benefits that are generally available to all salaried employees and that do not discriminate in favor of the executive officers, such as group life insurance benefits and disability benefits, are not disclosed. The amounts shown are estimates and actual payments and benefits could be more or less than the amounts shown.

Payments Made Upon Termination

Regardless of the manner in which an executive officer’s employment terminates, the officer is entitled to receive certain amounts earned during the term of his or her employment. Such amounts include, where applicable:

♦	amounts the executive officer contributed under the Nationwide Savings Plan, the Nationwide Individual Deferred Compensation Plan and the Nationwide Supplemental Defined Contribution Program;

♦	unused paid time off, up to limits specified within our paid time off plan;

♦	the amount due to the executive officer under the severance pay plan for our employees in effect at the time of the executive officer’s departure; and

♦	amounts accrued and vested through the Nationwide Retirement Plan, the Nationwide Excess Benefit Plan and the Nationwide Supplemental Retirement Plan.

The LTEP also contains provisions that could apply upon termination of the executive officer’s employment to the extent employment agreement provisions are not applicable. The provisions of the LTEP provide for the following:

♦

In certain circumstances, it is within the discretion of the compensation committee to make prorated awards and permit distributions of non-equity long-term incentive compensation under the LTEP, as long as the executive officer is not terminated for cause, and to vest options under the LTEP during the upcoming vesting date of each award.

♦

Absent an exercise of discretion by the compensation committee, if an executive officer’s employment terminates during the performance period, all outstanding non-equity long-term incentives are forfeited.

♦

Absent an exercise of discretion by the compensation committee, if an executive officer’s employment terminates during the option term, any portion of the officer’s stock option award that is not, and does not become, vested and exercisable on the date employment terminates will immediately terminate. Any portion of such officer’s stock option award that is, or becomes, vested and exercisable on the date the executive officer terminates employment shall continue to be exercisable until the stock option award terminates as follows:

•

If employment terminates during the option term for our convenience, the vested portion of the stock option award will terminate as of the earlier of three months after the date of termination of employment, or such longer period as may be determined in the sole discretion of the compensation committee, or the expiration of the option term; or

•

If employment terminates during the option term for any other reason, the vested portion of the stock option award will terminate as of the earlier of three months after the date of termination of employment or the expiration of the option term.

In addition, Messrs. Jurgensen, Thresher and Rosholt have employment agreements that provide severance payments and benefits. The following severance payments and benefits would be provided under Mr. Jurgensen’s agreement upon a termination without cause and under Messrs. Thresher’s and Rosholt’s agreements upon a termination without cause or a termination for good reason after a substantial reorganization of Nationwide Financial or Nationwide Mutual, respectively:

♦	a lump-sum cash payment equal to a specified number multiplied by the executive officer’s annual base salary in effect immediately before the termination date;

♦

short-term incentive compensation earned during the fiscal year in which the executive officer’s termination date occurs payable based on actual performance over the full year, but in all events not less than the executive officer’s target annual bonus in effect for the year;

♦

a lump-sum cash payment equal to the cost to the executive officer of continuing the medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act, or “COBRA,” or under the retiree medical provisions of our medical plan, if applicable, for the executive officer, his or her spouse and dependents, for a specified period of time;

♦

supplemental benefits equal to the benefits the executive officer would have been entitled to receive on the termination date under certain retirement and deferred compensation plans, had the executive officer been fully vested in those plans on the termination date, less any benefits the executive officer actually receives under those plans;

♦

in the event that the executive officer’s termination date occurs within three years of the date on which the executive officer would have been first eligible to retire under the Nationwide Retirement Plan, a supplemental benefit equal to the benefits the executive officer would have received under the Nationwide Retirement Plan, the Nationwide Supplemental Retirement Plan and the Nationwide Excess Benefit Plan, had the executive officer earned service and age credit for the period ending on the earlier of three years after the executive officer’s termination date or the earliest date that the executive officer would have been eligible to retire under the Nationwide Retirement Plan and had the executive officer been fully vested under those plans, less any benefits the executive officer actually receives under those plans;

♦

a lump-sum cash payment equal to the matching contributions that would have been made for the executive officer under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan during the severance period defined in the agreement, which is three years for Mr. Jurgensen and two years for Messrs. Thresher and Rosholt, as if the executive officer’s contributions had continued in the same amount and at the same rate in effect immediately prior to the executive officer’s termination date;

♦

service and age credits for the purposes of eligibility under our retiree medical plan and certain service credits for the purpose of qualifying for cost sharing calculated as if the executive officer had continued employment through the employment agreement’s specified severance period;

♦	reimbursement for the cost of reasonable outplacement assistance services during the employment agreement’s specified severance period not to exceed $11,000;

♦	the right to retain certain computer and office equipment and furniture used at the executive officer’s home;

♦

payment of or reimbursement to the executive officer for financial counseling services from our contracted financial counseling vendor in an amount equal to the value of the financial counseling services that we provided annually to the executive officer immediately before the executive officer’s termination date;

♦	outstanding options and restricted stock will vest to the extent they would have vested on the next vesting date;

♦	amounts earned, accrued or owed but not paid and benefits owed under employee benefit plans and programs; and

♦	a gross-up payment to the extent any payment would constitute an excess parachute payment under the Internal Revenue Code.

Mr. Jurgensen’s employment agreement also provides for a supplemental retirement benefit that, when added to benefits payable under all defined benefit retirement plans of Nationwide Mutual and its affiliates and any of Mr. Jurgensen’s former employers, will produce a single life annuity pension payable at age sixty-five in an annual amount equal to the number of years of service, up to 16.25, multiplied by 4% multiplied by his final average pay, up to an annual maximum of 65% of final average pay. Mr. Jurgensen’s final average pay cannot be less than $2,125,000. For this purpose, final average pay is based on Mr. Jurgensen’s highest five-year average compensation. Under an amendment executed in 2005, the supplemental pension benefits will be paid in the same forms and at the same times as the other benefits described in the agreements, generally within thirty days of termination of employment.

Additional Payments Made Upon Retirement

If an executive officer retires:

♦	the executive officer will vest in all outstanding options and the options will remain exercisable for the earlier of five years after the date of retirement or the expiration of the option term; and

♦

if retirement occurs during an LTEP NVA performance period, a pro rata award for that performance period will be credited, or debited, to his LTEP NVA award bank, and the executive officer will receive three equal annual distributions from his LTEP NVA award bank. Each distribution will be equal to one-third of any positive balance in his LTEP NVA award bank after the prorated amount is credited or debited, as the case may be.

For this purpose, retirement is defined as the termination of employment on or after the date on which the executive officer has:

♦	attained age sixty-five;

♦	attained age fifty-five and completed 180 months of vesting service under the Nationwide Retirement Plan; or

♦	attained age sixty-two and completed sixty months of vesting service under the Nationwide Retirement Plan.

Payments Made Upon Death or Disability

If an executive officer dies or becomes disabled, in addition to any applicable benefits listed under the “Payments Made Upon Termination” and “Additional Payments Made Upon Retirement” sections above, the executive officer will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. In addition, the executive officer will receive his or her short-term incentive compensation earned during the fiscal year in which the executive officer’s termination occurs, payable based on performance for the year, but not less than the executive officer’s target annual bonus in effect for the year but prorated based on the date of termination of employment.

Under the LTEP, if an executive officer’s employment terminates due to death or disability:

♦	the executive officer will vest in all outstanding options and the options will remain exercisable for the earlier of one year after the date of retirement or the expiration of the option term; and

♦

if the death or disability occurs during an LTEP NVA performance period, a pro rata award for that performance period will be credited or debited to his LTEP NVA award bank, and the executive officer will receive three equal annual distributions from his LTEP NVA award bank. Each distribution will be equal to one-third of any positive balance in his LTEP NVA award bank after the prorated amount is credited or debited, as the case may be.

Payments Made Upon a Change of Control or Termination Upon or Following a Change of Control

If a change of control occurs, under the LTEP, all stock options the executive officer holds will automatically vest and become exercisable and will remain exercisable throughout their entire term unless otherwise prohibited by law. We will consider all target opportunities possible under the LTEP to have been met for the performance period encompassing the change of control and all restrictions imposed upon restricted stock will lapse. With respect to the LTEP, a change of control will be deemed to have occurred:

♦	at any time when Nationwide Mutual ceases to be the beneficial owner, directly or indirectly, of Nationwide Financial securities representing 50.1% or more of our combined voting power; or

♦	at any time our shareholders approve a plan of complete liquidation or enter into an agreement for the sale of disposition of all or substantially all of our assets.

In addition, Messrs. Jurgensen’s, Thresher’s and Rosholt’s employment agreements provide that upon a termination without cause or by the executive officer for good reason upon or following a change of control, they receive the following:

♦	a lump-sum severance payment of three times the sum of each of their base salaries and the target annual bonus for the year in which termination occurs;

♦

continuation of eligibility for the executive officer, and where applicable, his or her spouse and dependents for the medical, dental and life insurance coverage in effect immediately before the termination as if the executive officer had continued employment and we will pay the cost of such coverage or, at our election, we may pay the executive officer cash in lieu of such coverage in an amount equal to the executive officer’s after-tax cost of continuing such coverage;

♦	all stock option and restricted stock will become fully vested and exercisable;

♦

a lump-sum cash payment equal to the matching contributions that we would have made for each of them under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan during the severance period;

♦

a supplemental benefit equal to the benefits the executive officer would have been entitled to receive on the termination date under certain retirement and deferred compensation plans had the executive officer been fully vested in those plans on the termination date, less any benefits the executive officer actually receives under those plans;

♦

a supplemental benefit equal to the benefits the executive officer would have received under the Nationwide Retirement Plan, the Nationwide Supplemental Retirement Plan and the Nationwide Excess Benefit Plan, had the executive officer earned service and age credit for the period ending on the earlier of three years after the executive officer’s termination date or the earliest date the executive officer would have been eligible to retire under the Nationwide Retirement Plan and had the executive officer been fully vested under those plans, less any benefits the executive officer actually receives under those plans;

♦	certain additional service and age credits for the purposes of eligibility under our retiree medical plan and certain service credits for the purpose of qualifying for cost sharing, where applicable;

♦	amounts earned, accrued or owed but not paid and benefits owed under employee benefit plans and programs; and

♦	a tax gross-up payment for the purposes of offsetting excise taxes due under Section 4999 of the Internal Revenue Code, where applicable.

Mr. Jurgensen’s employment agreement also provides for the above benefits if he terminates his employment, with or without good reason, within the one-month period following the first anniversary of the effective date of a change of control.

A change of control for purposes of the employment agreements is defined as:

♦	the sale or disposition of all or substantially all of the assets of Nationwide Mutual;

♦	the liquidation or dissolution of Nationwide Mutual;

♦	a change in the members constituting the Nationwide Mutual board of directors by 50% or more within two years as a result of a corporate transaction;

♦	entering into an agreement giving power to direct the management of Nationwide Mutual to a person other than the policyholders;

♦	entering into an agreement reinsuring all or substantially all the business of Nationwide Mutual, other than through an affiliate;

♦	the sale or disposition of a controlling interest in Nationwide Mutual, other than to a subsidiary; or

♦

the determination by the Nationwide Mutual board of directors that certain other specified events shall constitute a change of control, such as a demutualization, establishment of a mutual holding company structure or any other similar event that the board of directors shall designate.

Mr. Thresher’s agreement also provides that the following events will constitute a change of control, in addition to those listed above:

♦	a sale or other disposition of all or substantially all of our assets;

♦	our liquidation or dissolution;

♦

any person becoming a beneficial owner of our securities representing 50% or more of the voting power of our then outstanding securities, except as the result of a transaction in which we become a subsidiary of another corporation and our shareholders immediately prior to the transaction will beneficially own, immediately after the transaction, shares representing 50% or more of the voting power of the then outstanding securities of the parent corporation; or

♦

a merger or consolidation with another corporation where our shareholders immediately prior to the transaction will not beneficially own, immediately after the merger or consolidation, shares representing 50% or more of the voting power of the then outstanding securities of the surviving corporation.

Other than as noted below with regard to Mr. Jurgensen, Mr. Rosholt and Mr. Thresher, the employment and/or award agreements for each of the named executive officers are substantially similar. Each agreement contains material non-competition, non-solicitation and confidentiality provisions, which condition the promises to pay upon the executive officer’s compliance with such provisions. The agreements also condition receipt of severance upon the execution of a binding release of Nationwide Mutual, Nationwide Financial and other related parties.

W. G. Jurgensen

Nationwide Mutual entered into an employment agreement with Mr. Jurgensen effective May 26, 2000. The agreement has a three-year term, which is subject to earlier termination in certain circumstances, and thereafter automatically renews for successive periods of one year unless either party gives notice of nonrenewal. In 2005, the agreement was amended with respect to the distribution of his supplemental retirement benefits under the agreement.

The following table describes the potential payments upon termination of employment or a change of control of Nationwide Financial or Nationwide Mutual for Mr. Jurgensen. The table reflects the portion of such payments that could be allocated to us under the cost sharing agreement.

Benefits and Payments upon Termination	Voluntary Termination	Involuntary Not-for-Cause Termination		For Cause Termination	Involuntary Not-for-Cause or Good Reason Termination[1]		Death or Disability		Change of Control Without Termination
Compensation:
Short-Term Incentive[2]	$354,526	$354,526		0	$354,526		$354,526		0
Long-term Incentives:
Non-Equity Incentives[3]	$847,249	$847,249		0	$847,249		$2,542,288	[4]	$847,249
Stock Options[5]	0	$1,431,890		0	$2,880,891		$2,880,891		$2,880,891
Restricted Stock Units	0	0		0	0		0		0
Benefits and Perquisites:
Retirement Benefits[6]	0	$238,441	[7]	0	$238,441	[7]	$2,000	[8]	0
Life Insurance Proceeds	0	0		0	0		$1,313,683		0
Deferred Compensation Plans[9]	0	0		0	0		0		0
Cash Severance	0	$812,522	[10]	0	$1,453,232	[11]	0		0
Financial Planning[12]	0	$4,336		0	$4,336		0		0
Miscellaneous Perquisites[13]	0	$2,591		0	$2,591		0		0
Tax Gross-up14	0	0		0	$1,438,214		0		0
Total Compensation:	$1,201,775	$3,691,555		$0	$7,219,480		$7,093,388		$3,728,140

[1]

Represents amounts payable upon a change of control. This includes a termination by Mr. Jurgensen, with or without good reason, during the one-month period following the one-year anniversary of a change of control.

[2]	Represents the amount payable under the SEIP for the 2006 performance year.
[3]	Represents the payment from Mr. Jurgensen’s NVA award bank, after contribution for the 2006 award, based on services through December 31, 2006.
[4]	Represents Mr. Jurgensen’s entire NVA award bank after contribution of the 2006 target award. The bank would be distributed in three equal annual installments.
[5]

Represents the value of the stock options that would vest due to termination of employment or change of control. The value is based on the excess of the closing price of our stock on December 31, 2006 over the exercise price of the stock options.

[6]	Please see the “Pension Benefits for 2006” table for the present value of these benefits. No additional retirement benefits are earned as a result of a termination event.
[7]

Represents additional amounts payable under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan, Nationwide Excess Benefit Plan and special retirement benefits formulas, if applicable. The value is the present value of the accrued benefit payable monthly commencing at age sixty-five and lasting for the life of the participant.

[8]	Represents the 50% survivor annuity of the special retirement benefits under Mr. Jurgensen’s employment agreement.
[9]

Executive officers are entitled to receive their vested deferred compensation upon termination. The account balance reflected in the “Nonqualified Deferred Compensation for 2006” table reflects such deferred compensation.

[10]

Includes lump-sum cash amounts equal to three times base salary; three times 2006 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; and three times the COBRA rate in effect at the time of termination for the executive officer and his family, if applicable.

[11]

Includes lump-sum cash amounts equal to three times base salary and 2006 target incentive award; three times 2006 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; and the cost of continuation of medical, dental and vision coverage in effect at the time of termination for the executive officer and his family, if applicable, for three years.

[12]	Financial planning costs we pay directly to the financial services vendor providing the services to the executive officer while employed.
[13]	Represents the amount we would have contributed for outplacement services.
[14]

Represents the estimate of a lump-sum amount paid to the executive officer to satisfy excise taxes payable under Section 280G of the Internal Revenue Code, allocated to us under the cost sharing agreement.

Mark R. Thresher

We entered into Mr. Thresher’s employment agreement effective January 1, 2004. The agreement has a two-year term, subject to earlier termination in certain circumstances, with automatic one-year renewals unless either we or Mr. Thresher give notice of non-renewal.

The following table describes the potential payments upon termination of employment or a change of control of Nationwide Financial or Nationwide Mutual for Mr. Thresher.

Benefits and Payments upon Termination	Voluntary Termination	Involuntary Not-for-Cause Termination		For Cause Termination	Involuntary Not-for-Cause or Good Reason Termination[1]		Death or Disability		Change of Control Without Termination
Compensation:
Short-Term Incentive[2]	$810,000	$810,000		0	$810,000		$810,000		0
Long-term Incentives:
Non-Equity Incentives[3]	$584,102	$584,102		0	$584,102		$1,752,307	[4]	$584,102
Stock Options[5]	0	$679,113		0	$1,313,196		$1,313,196		$1,313,196
Restricted Stock Units	0	0		0	0		0		0
Benefits and Perquisites:
Retirement Benefits[6]	0	$285,971	[7]	0	$285,971	[7]	0		0
Life Insurance Proceeds	0	0		0	0		$4,247,765		0
Deferred Compensation Plans[8]	0	0		0	0		0		0
Cash Severance	0	$1,231,598	[9]	0	$3,674,397	[10]	0		0
Financial Planning[11]	0	$12,250		0	$18,450		0		0
Miscellaneous Perquisites[12]	0	$11,000		0	$11,000		0		0
Tax Gross-up13	0	0		0	$1,998,229		0		0
Total Compensation:	$1,394,102	$3,614,034		$0	$8,695,345		$8,123,268		$1,897,298

[1]

Represents amounts payable upon a change of control. This includes a termination by Mr. Thresher, with or without good reason, during the one-month period following the one-year anniversary of a change of control.

[2]	Represents the amount payable under the SEIP for the 2006 performance year.
[3]	Represents the payment from Mr. Thresher’s NVA award bank, after contribution for the 2006 award, based on services through December 31, 2006.
[4]	Represents Mr. Thresher’s entire NVA award bank after contribution of the 2006 target award. The bank would be distributed in three equal annual installments.
[5]

Represents the value of the stock options that would vest due to termination of employment or change of control. The value is based on the excess of the closing price of our stock on December 31, 2006 over the exercise price of the stock options.

[6]	Please see the “Pension Benefits for 2006” table for the present value of these benefits. No additional retirement benefits are earned as a result of a termination event.
[7]

Represents additional amounts payable under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan, Nationwide Excess Benefit Plan and special retirement benefits formulas, if applicable. The value is the present value of the accrued benefit payable monthly commencing at age sixty-five and lasting for the life of the participant.

[7]

Executive officers are entitled to receive their vested deferred compensation upon termination. The account balance reflected in the “Nonqualified Deferred Compensation for 2006” table reflects such deferred compensation.

[8]

Includes lump-sum cash amounts equal to two times base salary; two times 2006 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; and two times the COBRA rate in effect at the time of termination for the executive officer and his family, if applicable.

[9]

Includes lump-sum cash amounts equal to three times base salary and 2006 target incentive award; three times 2006 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; and the cost of continuation of medical, dental and vision coverage in effect at the time of termination for the executive officer and his family, if applicable, for three years.

[10]	Financial planning costs we pay directly to the financial services vendor providing the services to the executive officer while employed.
[11]	Represents the amount we would have contributed for outplacement services.
[1][2]

Represents the estimate of a lump-sum amount paid to the executive officer to satisfy excise taxes payable under Section 280G of the Internal Revenue Code, allocated to us under the cost sharing agreement.

Robert A. Rosholt

Nationwide Mutual entered into Mr. Rosholt’s employment agreement effective January 2003. The agreement has a one-year term, with automatic one-year renewals, unless either Mr. Rosholt or Nationwide Mutual give notice of non-renewal.

The following table describes the estimated potential payments upon termination of employment or a change of control of Nationwide Mutual for Mr. Rosholt. The table reflects the portion of such payments that could be allocated to us under the cost sharing arrangement.

Benefits and Payments upon Termination	Voluntary Termination	Involuntary Not-for-Cause Termination		For Cause Termination	Involuntary Not-for-Cause or Good Reason Termination[1]		Death or Disability		Change of Control Without Termination
Compensation:
Short-Term Incentive[2]	$270,706	$270,706		0	$270,706		$270,706		0
Long-term Incentives:
Non-Equity Incentives[3]	$299,203	$299,203		0	$299,203		$897,609	[4]	$299,203
Stock Options[5]	0	$578,154		0	$1,094,690		$1,094,690		$1,094,690
Restricted Stock Units	0	0		0	0		0		0
Benefits and Perquisites:
Retirement Benefits[6]	0	$130,448	[7]	0	$130,448	[7]	0		0
Life Insurance Proceeds	0	0		0	0		$1,184,830		0
Deferred Compensation Plans[8]	0	0		0	0		0		0
Cash Severance	0	$127,443	[9]	0	$597,778	[10]	0		0
Financial Planning[11]	0	$2,885		0	$4,336		0		0
Miscellaneous Perquisites[12]	0	$2,591		0	$2,591		0		0
Tax Gross-up13	0	0		0	$729,728		0		0
Total Compensation:	$569,909	$1,411,430		$0	$3,129,480		$3,447,835		$1,393,893

[1]

Represents amounts payable upon a change of control. This includes a termination by Mr. Rosholt, with or without good reason, during the one-month period following the one-year anniversary of a change of control.

[2]	Represents the amount payable under the SEIP for the 2006 performance year.
[3]	Represents the payment from Mr. Rosholt’s NVA award bank, after contribution for the 2006 award, based on services through December 31, 2006.
[4]	Represents Mr. Rosholt’s entire NVA award bank after contribution of the 2006 target award. The bank would be distributed in three equal annual installments.
[5]

Represents the value of the stock options that would vest due to termination of employment or change of control. The value is based on the excess of the closing price of our stock on December 31, 2006 over the exercise price of the stock options.

[6]	Please see the “Pension Benefits for 2006” table for the present value of these benefits. No additional retirement benefits are earned as a result of a termination event.
[7]

Represents additional amounts payable under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan, Nationwide Excess Benefit Plan and special retirement benefits formulas, if applicable. The value is the present value of the accrued benefit payable monthly commencing at age sixty-five and lasting for the life of the participant.

[8]

Executive officers are entitled to receive their vested deferred compensation upon termination. The account balance reflected in the “Nonqualified Deferred Compensation for 2006” table reflects such deferred compensation.

[9]

Includes lump-sum cash amounts equal to two times base salary; two times 2006 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; and two times the COBRA rate in effect at the time of termination for the executive officer and his family, if applicable.

[10]

Includes lump-sum cash amounts equal to three times base salary and 2006 target incentive award; three times 2006 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; and the cost of continuation of medical, dental and vision coverage in effect at the time of termination for the executive officer and his family, if applicable, for three years.

[11]	Financial planning costs we pay directly to the financial services vendor providing the services to the executive officer while employed.
[12]	Represents the amount we would have contributed for outplacement services.
[13]

Represents the estimate of a lump-sum amount paid to the executive officer to satisfy excise taxes payable under Section 280G of the Internal Revenue Code, allocated to us under the cost sharing agreement.

Timothy G. Frommeyer

Mr. Frommeyer serves as our Senior Vice President—Chief Financial Officer. There is no employment agreement in place governing Mr. Frommeyer’s employment with us. The following table describes the estimated potential payments upon termination of employment or a change of control of Nationwide Financial for Mr. Frommeyer.

Benefits and Payments upon Termination	Voluntary Termination	Involuntary Not-for-Cause Termination		For Cause Termination	Involuntary Not-for-Cause or Good Reason Termination		Death or Disability		Change of Control Without Termination
Compensation:
Short-Term Incentive[1]	$246,365	$246,365		$246,365	$246,365		$246,365		0
Long-term Incentives:
Non-Equity Incentives[2]	$146,132	$146,132		$146,132	$146,132		$438,396	[3]	$146,132
Stock Options[4]	0	0		0	$276,539		$276,539		$276,539
Restricted Stock Units	0	0		0	0		0		0
Benefits and Perquisites:
Retirement Benefits[5]	0	0		0	0		0		0
Life Insurance Proceeds	0	0		0	0		$1,090,953		0
Deferred Compensation Plans[6]	0	0		0	0		0		0
Cash Severance	0	$111,539	[7]	0	$111,539	[7]	0		0
Financial Planning	0	0		0	0		0		0
Miscellaneous Perquisites[8]	0	0		0	0		0		0
Tax Gross-up8	0	0		0	0		0		0
Total Compensation:	$392,497	$504,036		$392,497	$780,575		$2,052,253		$422,671

[1]	Represents the amount payable under the SEIP for the 2006 performance year.
[2]	Represents the payment from Mr. Frommeyer’s NVA award bank, after contribution for the 2006 award, based on services through December 31, 2006.
[3]	Represents Mr. Frommeyer’s entire NVA award bank after contribution of the 2006 target award. The bank would be distributed in three equal annual installments.
[4]

Represents the value of the stock options that would vest due to termination of employment or change of control. The value is based on the excess of the closing price of our stock on December 31, 2006 over the exercise price of the stock options.

[5]	Please see the “Pension Benefits for 2006” table for the present value of these benefits. No additional retirement benefits are earned as a result of a termination event.
[6]

Executive officers are entitled to receive their vested deferred compensation upon termination. The account balance reflected in the “Nonqualified Deferred Compensation for 2006” table reflects such deferred compensation.

[7]	Includes amount we would pay under the severance plan upon involuntary termination resulting from job elimination.
[8]	This benefit is inapplicable to Mr. Frommeyer as he is not party to an employment agreement.

John L. Carter

Mr. Carter serves as our Senior Vice President—Non-Affiliated Sales. There is no employment agreement in place governing Mr. Carter’s employment with us. The following table describes the estimated potential payments upon termination of employment or a change of control of Nationwide Financial for Mr. Carter.

Benefits and Payments upon Termination	Voluntary Termination	Involuntary Not-for-Cause Termination		For Cause Termination	Involuntary Not-for-Cause or Good Reason Termination		Death or Disability		Change of Control Without Termination
Compensation:
Short-Term Incentive[1]	$438,000	$438,000		$438,000	$438,000		$438,000		0
Long-term Incentives:
Non-Equity Incentives[2]	$98,000	$98,000		$98,000	$98,000		$294,000	[3]	$98,000
Stock Options[4]	0	0		0	$165,258		$165,258		$165,258
Restricted Stock Units[5]	0	0		0	$46,845		$46,845		$46,845
Benefits and Perquisites:
Retirement Benefits[6]	0	0		0	0		0		0
Life Insurance Proceeds	0	0		0	0		$1,090,953		0
Deferred Compensation Plans[7]	0	0		0	0		0		0
Cash Severance	0	$300,000	[8]	0	$300,000	[8]	0		0
Financial Planning	0	0		0	0		0		0
Miscellaneous Perquisites[9]	0	0		0	0		0		0
Tax Gross-up9	0	0		0	0		0		0
Total Compensation:	$536,000	$836,000		$536,000	$1,048,103		$1,990,056		$310,103

[1]	Represents the amount payable under the SEIP for the 2006 performance year.
[2]	Represents the payment from Mr. Carter’s NVA award bank, after contribution for the 2006 award, based on services through December 31, 2006.
[3]	Represents Mr. Carter’s entire NVA award bank after contribution of the 2006 target award. The bank would be distributed in three equal annual installments.
[4]

Represents the value of the stock options that would vest due to termination of employment or change of control. The value is based on the excess of the closing price of our stock on December 31, 2006 over the exercise price of the stock options.

[5]	The restricted stock will vest immediately upon termination.
[6]	Please see the “Pension Benefits for 2006” table for the present value of these benefits. No additional retirement benefits are earned as a result of a termination event.
[7]

Executive officers are entitled to receive their vested deferred compensation upon termination. The account balance reflected in the “Nonqualified Deferred Compensation for 2006” table reflects such deferred compensation.

[8]	Includes amount we would pay under the severance plan upon involuntary termination resulting from job elimination.
[9]	This benefit is inapplicable to Mr. Carter as he is not party to an employment agreement.

Director Compensation for 2006

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($)[2] (c)	Option Awards ($)[3] (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($)[4] (g)	Total ($) (h)
Arden L. Shisler, Chairman	99,000		133,983	21,027				254,010
Joseph A. Alutto	111,000	[1]	113,983	21,027				246,010
James G. Brocksmith, Jr.	146,000	[1]	113,983	21,027			286	281,010
Keith W. Eckel	83,000		113,983	18,871				215,854
Lydia M. Marshall	93,000		113,983	21,027				228,010
Donald L. McWhorter	109,000		113,983	20,973				243,956
David O. Miller	97,000		113,983	21,027				232,010
Martha Miller de Lombera	73,000		113,983	21,558				208,541
James F. Patterson	85,000		113,983	21,027				220,010
Gerald D. Prothro	131,000	[1]	113,983	21,027			631	266,010
Alex Shumate	75,000		113,983	21,027				210,010

[1]

Includes an additional retainer of $15,000 and meeting fees totaling $18,000 for attendance at nine special committee meetings by Dr. Alutto and Mr. Brocksmith, and meeting fees totaling $16,000 for attendance at eight special committee meetings by Mr. Prothro.

[2]

Amount represents the amount we expensed in 2006 in accordance with SFAS 123R with respect to a grant of $90,000 in deferred stock units. These units vested upon grant and are payable in the January following a director’s termination from the board. As a result, we expensed the full value of the units using the closing price of our common stock on December 31, 2006, which was $54.20 per share. For Mr. Shisler, the amount also includes a grant of 20,000 shares of our Class A common stock for his service as Chairman of the Board.

[3]

Amount represents the amount we expensed in 2006 for past grants in accordance with SFAS 123R. As of December 31, 2006, the following options were outstanding: Mr. Shisler—21,298; Dr. Alutto—16,479; Mr. Brocksmith—21,298; Mr. Eckel—10,870; Ms. Marshall—23,298; Mr. McWhorter—21,252; Mr. Miller—21,298; Ms. Miller de Lombera—10,205; Mr. Patterson—21,298; Mr. Prothro—21,298; and Mr. Shumate—16,479. For information regarding assumptions, please see the “Valuation Assumptions” table following these footnotes.

[4]	Amounts represent tax gross-ups for spousal travel expenses. No director received perquisites in excess of $10,000 per director in 2006.

Valuation Assumptions1

Grant Date	Risk-Free Interest Rate	Dividends	Expected Life	Expected Volatility	Adjustments for Vesting Requirements, Forfeiture or Non-Transferability

03/04/2003	2.62%, based on 5-year constant maturity Treasury bill on grant date, with maturity rate equal to option term	$0.13 per share, actual stock price and dividend yield at the time of award	5 years, typical period held before exercise	42.48%, using daily stock prices between IPO and grant date	No adjustments

08/26/2003	3.23%, based on 5-year constant maturity Treasury bill on grant date, with maturity rate equal to option term	$0.13 per share, actual stock price and dividend yield at the time of award	5 years, typical period held before exercise	37.90%, using daily stock prices between IPO and grant date	No adjustments

03/02/2004	3.10%, based on available U.S. Treasury rates commensurate with the average life of the option on the date of issue	$0.18 per share, actual stock price and dividend yield at the time of award	5.5 years, average 5-year peer group life and 6-year expected life	31.34%, weighted average combining implied market volatility, our volatility for the last 5.5 years, and the long-term mean reversion volatility of our peers	No adjustments

05/05/2004	3.95%, based on available U.S. Treasury rates commensurate with the average life of the option on the date of issue	$0.18 per share, actual stock price and dividend yield at the time of award	5.5 years, average 5 year peer group life and 6 year expected life	30.72%, weighted average combining implied market volatility, our volatility for the last 5.5 years, and the long-term mean reversion volatility of our peers	No adjustments

2/23/2005	3.77%, based on available U.S. Treasury rates commensurate with the average life of the option on the date of issue	$0.19 per share, actual stock price and dividend yield at the time of award	5.5 years, average 5 year peer group life and 6 year expected life	32.81%, weighted average combining implied market volatility, our volatility for the last 5.5 years, and the long-term mean reversion volatility of our peers	No adjustments

[1]	We estimate the fair values of stock options on the dates of grant using a Black-Scholes option-pricing model. The exercise price for all grants is the closing price as of the grant date.

Director Compensation

We do not separately compensate members of the board of directors who are our employees or employees of any of our affiliates for their service on the board of directors or any of its committees. In 2005, Towers Perrin, the compensation committee’s compensation consultant, conducted a review of our pay program for directors. Towers Perrin used two groups of companies for their review: diversified financial services companies and Fortune 500 companies. These companies represent those with which we compete for non-employee directors. This review assessed all elements of our program, as well as the total compensation we provide to each director. More specifically, the review evaluated our retainers for board of directors and committee service, the fees we pay for attendance at board of directors and committee meetings, our mix of cash and equity compensation and the form of equity compensation awarded. As a result of this review, the committee approved an increase in three areas:

♦	the annual board of directors retainer;

♦	the value of our annual equity awards and a change in the form of the equity awards; and

♦	the addition of cash retainers for committee chairmen in lieu of additional meeting fees.

The committee intended these changes to provide each director with total direct compensation that equaled the median of the companies included in the review. Other elements of our director compensation program remained unchanged. The compensation committee recommended the changes to the board of directors. The board of directors approved the changes and they became effective as of January 1, 2006.

Retainer Fees and Meeting Fees

We pay non-employee directors an annual cash retainer of $45,000, paid in monthly installments, for service on the board of directors and its committees. We also grant annually to each non-employee director deferred stock units under the Amended and Restated Nationwide Financial Services, Inc. Stock Retainer Plan for Non-Employee Directors having a value of $90,000 as of the grant date. The Chairman of the Board receives an additional annual retainer of $40,000 for his additional duties, paid in monthly installments, of one-half cash and one-half Class A common stock. The audit committee chairman receives an additional annual cash retainer of $15,000, and the chairman of each other committee receives an additional cash retainer of $6,000. The non-employee directors also receive a cash meeting fee of $2,250 for each audit committee meeting attended and a cash meeting fee of $2,000 for each board of directors or other committee meeting attended.

An additional cash retainer of $15,000 is payable to members of special committees, if and when the board of directors establishes such committees. Special committee members also receive $2,000 for each special committee meeting attended.

Directors may elect annually to defer any or all of their cash compensation for board service. Amounts directors defer earn a non-preferential return equivalent to the rate of return on selected investment choices that we offer under the Nationwide Board of Directors’ Deferred Compensation Plan.

Other Compensation

We may pay or reimburse travel expenses for the spouses or guests of directors. This may include travel on the company plane. We may also reimburse directors for certain physical examinations.

In 2006, no director received perquisites in excess of $10,000.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following tables set forth certain information regarding beneficial ownership as of March 5, 2007 of:

♦	each person known by us to be the beneficial owner of more than five percent of either class of our common stock;

♦	each director and nominee for director;

♦	each of the named executive officers; and

♦	all of our directors and executive officers.

Class A Common Stock

The following table sets forth the number of shares of our Class A common stock owned by each person or entity known by us to be the beneficial owner of more than five percent of such common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corporation[1] 82 Devonshire Street Boston, MA 02109	3,459,381	6.373%

Franklin Mutual Advisers, LLC[2] 101 John F. Kennedy Parkway Short Hills, NJ 07078	2,762,419	5.1%

Barclays Global Investors, N.A.[3] 45 Fremont Street San Francisco, CA 94105	3,124,614	5.75%

[1]	On a Schedule 13G/A, Amendment No. 4, dated February 14, 2007, FMR Corporation reported sole voting power with respect to 34,081 shares and sole dispositive power with respect to 3,459,381 shares.
[2]	On a Schedule 13G, dated January 31, 2007, Franklin Mutual Advisers, LLC reported sole voting and dispositive power with respect to 2,762,419 shares.
[3]

On a Schedule 13G, dated January 31, 2007, filed jointly by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited, Barclays Global Investors, N.A., reported sole voting power with respect to 2,322,038 shares and sole dispositive power with respect to 2,634,832 shares. Barclays Global Fund Advisors reported sole voting power with respect to 223,474 shares and sole dispositive power with respect to 233,863 shares. Barclays Global Investors, Ltd. reported sole voting power and sole dispositive power with respect to 193,872 shares. Barclays Global Investors Japan Limited reported sole voting power and sole dispositive power with respect to 62,047 shares.

The following table sets forth certain information regarding beneficial ownership of our Class A common stock by each director and nominee for director, each of the named executive officers and all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]		Options Exercisable within 60 Days
Joseph A. Alutto	19,832	[3]	15,130
James G. Brocksmith, Jr.	27,672		19,949
John L. Carter	9,185		5,188
Keith W. Eckel	12,103		6,581
Timothy G. Frommeyer	50,641		50,191
W.G. Jurgensen	956,798	[3]	856,798
Lydia M. Marshall	31,426		21,949
Donald L. McWhorter	28,708		19,906
David O. Miller	30,762		21,298
Martha Miller de Lombera	10,928		8,856
James F. Patterson	28,628	[3]	19,949
Gerald D. Prothro	27,751		19,949
Robert A. Rosholt	191,158		180,189
Arden L. Shisler	32,668		19,949
Alex Shumate	18,392		15,130
Mark R. Thresher	205,426		182,420
Directors and Executive Officers as a group (Total of 39)	2,354,887		2,108,525

[1]

The shares of our Class A common stock beneficially owned by each person named above do not exceed one percent of the outstanding shares of Class A common stock as of March 5, 2007, except for Mr. Jurgensen, who beneficially owns 1.8%. The shares that the group of directors and executive officers as a whole beneficially owns represent 3.9% of the outstanding shares. Except as otherwise indicated in footnote 3 below, all of the persons listed in the table above have sole voting and investment power over the shares of Class A common stock that they beneficially own.

[2]	Total includes options exercisable within 60 days of March 5, 2007.
[3]

Total includes shares jointly owned, and for which voting and investment power is shared, with a spouse for the following persons: Dr. Alutto—1,485 shares; Mr. Patterson—7,310 shares; and Mr. Thresher—7,600 shares; and for Mr. Jurgensen, 25,000 shares owned in trust.

Class B Common Stock

The following table sets forth the number of shares of our Class B common stock owned by each person or entity known by us to be the beneficial owner of more than 5% of such common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Nationwide Corporation One Nationwide Plaza Columbus, Ohio 43215-2220	91,778,717	100%

The Class B common stock is convertible into Class A common stock at any time by the holder on the basis of one share of Class A common stock for each share of Class B common stock converted. Nationwide Corporation holds sole voting and investment power of all of the shares of Class B common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires that officers, directors and holders of more than 10% of our common stock file reports of their trading in our equity securities with the Securities and Exchange Commission. Based solely on a review of Forms 3, 4 and 5, or written representations that no Form 5 was required, furnished to us during and with respect to 2006, we believe that all such reports were timely filed except for John L. Carter, Senior Vice President, Non-Affiliated Sales, who inadvertently did not report the deferral of vested restricted stock for seven days as a result of our administrative error. In addition, Arden L. Shisler, Chairman of the Board, inadvertently did not report the sale of 900 shares for four days. A Form 4 was subsequently filed to report each of these dispositions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions

Intercompany Agreement

We entered into an intercompany agreement with Nationwide Mutual and Nationwide Corporation, a wholly-owned subsidiary of Nationwide Mutual, certain provisions of which are summarized below. As used in this summary, “Nationwide Mutual” means Nationwide Mutual collectively with its subsidiaries and affiliates, other than Nationwide Financial and its subsidiaries.

Nationwide Mutual Consent to Certain Events

Under the Intercompany Agreement, as long as Nationwide Mutual controls at least 50% of the combined voting power of our outstanding voting stock, we must obtain the prior written consent of Nationwide Mutual for:

♦	any consolidation or merger of us or any of our subsidiaries with any person, other than with a wholly-owned subsidiary;

♦

any sale, lease, exchange or other disposition or acquisition of assets by us or any of our subsidiaries, other than transactions to which we and our subsidiaries are the only parties, or any series of related dispositions or acquisitions involving consideration in excess of $250 million;

♦	any change in our authorized capital stock or the creation of any class or series of capital stock;

♦	any issuance by us or our subsidiaries of any equity securities or rights, warrants or options to purchase equity securities, except:

•	shares of our Class A common stock pursuant to our or our subsidiaries’ employee and director stock option, profit-sharing and other benefit plans and any options exercisable for such stock,

•	shares of our Class A common stock issued upon the conversion of any Class B common stock,

•	the issuance of shares of capital stock of a wholly-owned subsidiary to us or another of our wholly-owned subsidiaries, and

•	the public offering of Class A common stock in March 1997;

♦	our dissolution, liquidation or winding up;

♦	amendments to certain provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws;

♦	the election, removal or filling of a vacancy in the offices of our Chairman of the Board, Chief Executive Officer or President and Chief Operating Officer;

♦

the declaration of dividends on any of our stock, except dividends not in excess of the most recent regular cash dividend or any dividend per share not in excess of 15% of the then current per share market price of our Class A common stock;

♦	capital expenditures or series of related capital expenditures by us or any of our subsidiaries in excess of $250 million during any period of twelve consecutive months;

♦	the creation, incurrence or guaranty by us or any of our subsidiaries of indebtedness for borrowed money in excess of $100 million, except certain fixed income offerings; and

♦

any change in the number of directors on our board of directors, the determination of members of our board of directors or any of our committees and the filling of newly created memberships and vacancies on our board of directors or any of our committees.

License to Use Nationwide Name and Service Marks

We and certain of our subsidiaries have a license to use the “Nationwide” trade name and certain other service marks solely for the purpose of identifying and advertising our long-term savings and retirement business and related activities.

Equity Purchase Rights

To the extent permitted by the New York Stock Exchange, and for so long as Nationwide Mutual controls at least 50% of the combined voting power of our outstanding voting stock, Nationwide Corporation may purchase its pro rata share, based on its then current percentage voting interest, of any voting equity securities to be issued by us. This right does not apply to any such securities offered pursuant to employee stock option or other benefit plans, dividend reinvestment plans or other offerings other than for cash.

Registration Rights

Nationwide Corporation has certain demand and “piggyback” registration rights. It has the right to request up to two demand registrations in each calendar year, but not more than four in any five-year period. Nationwide Corporation will also have the right to include the shares of our common stock held by it in any registration of our common equity securities, initiated by us on our own behalf or on behalf of any other shareholders. These rights are subject to certain “blackout” provisions.

Nationwide Mutual Agents	Nationwide Mutual allows us to distribute our variable annuity, fixed annuity and individual universal, variable and traditional life insurance products through Nationwide Mutual agents.

Acquisition of NWD Investment Management, Inc.

On February 2, 2007, we entered into a stock purchase agreement with Nationwide Corporation for the acquisition of the Philadelphia-based retail asset management operations of its subsidiary, NWD Investment Management, Inc., formerly Gartmore Global Investments, Inc. Total consideration in the transaction will be $225.0 million in cash, plus the value of NWD Investment Management tangible shareholders’ equity at closing. We expect to complete the transaction during the second quarter of 2007 and it is subject to the approval of the shareholders of the NWD Investment Management funds that we will acquire.

Class B Common Stock Repurchase

On November 27, 2006, we entered into a stock purchase agreement with Nationwide Corporation, whereby we repurchased $200 million of our Class B common stock held by Nationwide Corporation. Upon the repurchase, the Class B common stock converted automatically to Class A common stock. We retain these shares in treasury for future issuance.

Marketing and Fund Participation Agreements

Funds of NWD Investment Management are offered to our customers as investment options in certain of our products. This arrangement is documented in agreements between affiliates of NWD Investment Management and us governing the inclusion of NWD Investment Management-affiliated funds within our various distribution channels. In addition, the agreements cover the payment of revenue to us in exchange for services that we or our subsidiaries provide. These services include shareholder and administrative services, record keeping, distribution and marketing support. As of December 31, 2006 and 2005, customer allocations to NWD Investment Management funds totaled $24.86 billion and $20.24 billion, respectively. For the years ended December 31, 2006, 2005 and 2004, NWD Investment Management paid us $80.3 million, $64.2 million and $55.0 million, respectively, for the distribution and servicing of these funds.

Effective October 1, 2005, an affiliate of NWD Investment Management agreed to increase the fees paid to us with respect to various money market funds managed by NWD Investment Management on an annualized basis by fifteen basis points in place of an expired marketing and support services agreement. These fees are included in the amounts disclosed above.

Group Annuity and Life Insurance Contracts

We issue group annuity and life insurance contracts and perform administrative services for various employee benefit plans sponsored by Nationwide Mutual or its affiliates. Total account values of these contracts were $5.64 billion and $6.61 billion as of December 31, 2006 and 2005, respectively. Total revenues from these contracts were $139.3 million, $141.9 million and $142.2 million for the years ended December 31, 2006, 2005 and 2004, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances was $111.4 million, $108.3 million and $109.2 million for the years ended December 31, 2006, 2005 and 2004, respectively. The terms of these contracts are consistent in all material respects with what we offer to similarly situated unaffiliated parties.

Federal Income Taxes

Through September 30, 2002, we filed a consolidated federal income tax return with Nationwide Mutual. Effective October 1, 2002, we began filing a consolidated federal tax return with our non-life insurance company subsidiaries. Total payments (from) to Nationwide Mutual were $(16.3) million, $45.0 million and $37.4 million for the years ended December 31, 2006, 2005 and 2004, respectively. These payments related to tax years prior to deconsolidation.

Modified Coinsurance Agreements

Our subsidiary, Nationwide Life Insurance Company, has a reinsurance agreement with Nationwide Mutual whereby all of Nationwide Life’s accident and health business not ceded to unaffiliated reinsurers is ceded to Nationwide Mutual on a modified coinsurance basis. Either party may terminate the agreement on January 1 of any year with prior notice. Under a modified coinsurance agreement, the ceding company retains invested assets and investment earnings are paid to the reinsurer. Under the terms of Nationwide Life’s agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. We believe that the terms of the modified coinsurance agreements are consistent in all material respects with what we could have obtained with unaffiliated parties. Revenues ceded to Nationwide Mutual for the years ended December 31, 2006, 2005 and 2004 were $430.8 million, $429.5 million and $335.6 million, respectively, while benefits, claims and expenses ceded were $470.4 million, $398.8 million and $336.0 million, respectively.

Amended and Restated Cost Sharing Agreement

We have entered into significant, recurring transactions and agreements with Nationwide Mutual, other affiliates and subsidiaries as a part of our ongoing operations. These include annuity and life insurance contracts, office space leases and agreements related to reinsurance, cost sharing, administrative services, marketing, intercompany loans, intercompany repurchases, cash management services and software licensing. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, the number of full-time employees, commission expense and other methods agreed to by the participating companies and that are within industry guidelines and practices.

In addition, Nationwide Services Company, LLC, a subsidiary of Nationwide Mutual, provides computer, telephone, mail, employee benefits administration and other services to Nationwide Mutual and certain of its direct and indirect subsidiaries, including us, based on specified rates for units of service consumed. For the years ended December 31, 2006, 2005 and 2004, we made payments to Nationwide Mutual and Nationwide Services Company, LLC totaling $264.5 million, $314.7 million and $221.7 million, respectively.

Marketing Allowance Agreement

Under a marketing agreement with Nationwide Mutual, Nationwide Life makes payments to cover a portion of the agent marketing allowance that is paid by Nationwide Mutual to Nationwide agents. These costs cover product development and promotion, sales literature, rent and similar items. Payments under this agreement totaled $28.3 million, $26.5 million and $23.2 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Leases

We lease office space from Nationwide Mutual and certain of its subsidiaries. For the years ended December 31, 2006, 2005 and 2004, we made lease payments to Nationwide Mutual and its subsidiaries of $19.3 million, $18.7 million and $18.4 million, respectively.

Repurchase Agreements

We also participate in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or after a stated period, the seller repurchases the securities at the original sales price plus interest. As of December 31, 2006 and 2005, we had no outstanding borrowings from affiliated entities under such agreements. During 2006, 2005 and 2004, the most we had outstanding at any given time was $191.5 million, $55.3 million and $227.7 million, respectively, and the amounts we incurred for interest expense on intercompany repurchase agreements during these years were immaterial.

Cash Management Agreement

Nationwide Financial and various affiliates entered into agreements with Nationwide Cash Management Company, another affiliate, under which Nationwide Cash Management Company acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with Nationwide Cash Management Company for our benefit were $869.6 million and $673.1 million as of December 31, 2006 and 2005, respectively, and are included in short-term investments on our consolidated balance sheets.

Online Brokerage Software Application

Nationwide Financial and an affiliate have developed a browser-based policy administration and online brokerage software application for defined benefit plans. In connection with the development of this application, we made net payments, which were expensed, to that affiliate related to development totaling $9.5 million, $4.1 million and $5.3 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Policies and Procedures for Review and Approval of Related Person Transactions

We have a written Conflict of Interests Policy that is administered by the Office of Ethics and Business Practices. All executive officers and directors are subject to the Conflict of Interests Policy. The Conflict of Interests Policy is designed to cover related persons transactions with executive officers, directors and their immediate family members. It does not identify related person transactions with security holders that own 5% or more of our voting securities or our nominees for directors. The Conflict of Interests Policy prohibits:

♦	using any Nationwide affiliation for private or personal advantage;

♦	any interest or association that interferes with independent exercise of judgment in the best interest of Nationwide; and

♦	outside business activities that might interfere with loyalty to any Nationwide company.

We require our executive officers and directors to annually complete a Conflict of Interests Certificate. This Certificate requires our executive officers and directors to represent that they have read our Conflict of Interests Policy and disclose any conflicts of interests. It also requires the completion of an outside business activities questionnaire. Each reported possible conflict of interest is reviewed by the Office of Ethics and Business Practices and addressed by appropriate action. The Office of Ethics and Business Practices submits an annual summary report covering each reported conflict of interest an executive officer or director reports and the disposition of each matter to the audit committee of the board of directors.

Our governance committee identifies and reviews related person transactions before selecting nominees for director by asking each potential candidate to identify any existing relationships with Nationwide Financial.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with the audit committee charter, the audit committee has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007. KPMG LLP has served in this capacity since before our initial public offering in 1997. Although shareholders’ ratification of this appointment is not required, the board of directors requests ratification. Representatives of KPMG LLP are expected to be present at the annual meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from the shareholders.

The board of directors unanimously recommends that shareholders vote

“FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007.

Principal Accounting Fees and Services

The following table presents fees for services rendered by KPMG LLP to us and our subsidiaries for the years ended December 31, 2006 and 2005.

Principal Accounting Fees and Services Table

	2006	2005
Audit Fees	$6,051,200	$5,341,800
Audit Related Fees[1]	1,731,500	844,353
Tax Fees[2]	30,000	60,200
All Other Fees	—	—

Total Fees	$7,812,700	$6,246,353

[1]

Audit related fees were principally for reports on internal controls per Statement on Auditing Standards No. 70, Service Organizations; financial statement audits of employee benefit plans; consultations with management regarding the accounting treatment of transactions or potential impact of rulings prescribed by the Securities and Exchange Commission, Financial Accounting Standards Board or other accounting standard setting bodies; and other audit-related agreed-upon procedures reports.

[2]

Tax fees were for tax consultation regarding federal tax issues resulting from Internal Revenue Service examinations, assistance with Internal Revenue Service or other taxing authority audits, and activities such as tax planning and preparing tax returns to be filed with various taxing authorities.

Our audit committee has adopted the following pre-approval policies and procedures for services provided by our independent registered public accounting firm.

Types of Services and Audit Committee Pre-approval

There are four categories of services our independent registered public accounting firm may provide to us and our subsidiaries as follows:

Audit Services	Audit services include activities that directly relate to the issuance of our independent registered public accounting firm’s report on the various legal entities that are audited within us and our subsidiaries. Each year our independent registered public accounting firm submits to the audit committee a list of audit reports that will result from the annual audit. An audit fee is estimated and presented to the audit committee that specifically relates to these deliverables. The audit committee pre-approves both the services and related fees. The audit committee may provide such specific pre-approval at its meeting or, between meetings, as necessary, the chairman of the audit committee, to whom the audit committee delegated pre-approval authority, may provide such pre-approval. The chairman will update the full audit committee at the next audit committee meeting for any interim approvals that he or she granted. All requests or applications for services to be provided by our independent registered public accounting firm that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the office of the Executive Vice President—Finance, Investments and Strategy. The office of the Executive Vice President—Finance, Investments and Strategy will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to the audit committee for pre-approval. Our independent registered public accounting firm may not perform any audit services for us or our subsidiaries without the pre-approval of the audit committee.

Audit Related Services	Audit related services include those activities that our independent registered public accounting firm performs that are indirectly related to our financial statement audits but are not required to enable our independent registered public accounting firm to form its opinion on those financial statements. Each year, our independent registered public accounting firm submits to the audit committee a list of audit related reports, for example, Statement on Auditing Standards No. 70, Service Organizations reports, that management has requested. Our independent registered public accounting firm estimates a fee related to these deliverables and presents the estimated fee to the audit committee. The audit committee pre-approves both the services and related fees. The audit committee may provide such specific pre-approval at its meeting or, between meetings, as necessary, the chairman of the audit committee, to whom the audit committee delegated pre-approval authority, may provide such pre-approval. The chairman will update the full audit committee at its next meeting of any interim approvals that he or she granted. All requests or applications for services that our independent registered public accounting firm provides that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the office of the Executive Vice President—Finance, Investments and Strategy. The office of the Executive Vice President—Finance, Investments and Strategy will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to the audit committee for pre-approval. Our independent registered public accounting firm may not perform any audit related services for us or any of our subsidiaries without the pre-approval of the audit committee.

Tax Services	Each year, our independent registered public accounting firm submits to the audit committee a list of tax services, for example, Internal Revenue Service examination assistance, that management has requested, if any. A fee related to these deliverables is estimated and presented to the audit committee. The audit committee pre-approves both the services and related fees. The audit committee may provide such specific pre-approval at its meeting or, between meetings, as necessary, the chairman of the audit committee, to whom the audit committee delegated pre-approval authority, may provide such pre-approval. The chairman will update the full audit committee at its next meeting of any interim approvals he or she granted. All requests or applications for services that our independent registered public accounting firm would provide that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the office of the Executive Vice President—Finance, Investments and Strategy. The office of the Executive Vice President—Finance, Investments and Strategy will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to the audit committee for pre-approval. Our independent registered public accounting firm may not perform any tax work for us or any of our subsidiaries without the pre-approval of the audit committee.

Non-Audit Services	Each year, our independent registered public accounting firm will submit to the audit committee a list of non-audit services and reports, for example, an internal control letter not required by a regulatory body, that management has requested, if any. Our independent registered public accounting firm must estimate the fee related to these deliverables and present the estimate to the audit committee. The audit committee pre-approves both the services and related fees. The audit committee may provide such specific pre-approval at its meeting or, between meetings, as necessary, the chairman of the audit committee, to whom the audit committee delegated pre-approval authority, may provide such pre-approval. The chairman will update the full audit committee at its next meeting of any interim approvals that he or she granted. All requests or applications for services that our independent registered public accounting firm would provide that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the office of the Executive Vice President—Finance, Investments and Strategy. The office of the Executive Vice President—Finance, Investments and Strategy will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to the audit committee for pre-approval. Our independent registered public accounting firm may not perform any non-audit services for us or any of our subsidiaries without the pre-approval of the audit committee.

The following is a list of prohibited services:

♦	bookkeeping or other services related to our accounting records or financial statements or that of our subsidiaries;

♦	financial information systems design and implementation;

♦	appraisal or valuation services, fairness opinions or contribution-in-kind reports;

♦	actuarial services;

♦	internal audit outsourcing services;

♦	management functions or human resources;

♦	broker or dealer, investment advisor or investment banking services;

♦	legal services and expert services unrelated to the audit; and

♦	any other service that the Public Company Accounting Oversight Board determines, by regulation, is not permissible.

The services that our independent registered public accounting firm provides as a sub-contractor to any of our vendors, for example, to any of our attorneys or consultants, or to a vendor of any of our subsidiaries, are subject to this policy and pre-approval process.

Monitoring and Reporting

The audit committee periodically monitors the services rendered by and actual fees paid to our independent registered public accounting firm to ensure that such services are within the parameters it pre-approved. The Executive Vice President—Finance, Investments and Strategy tracks all fees paid to our independent registered public accounting firm for all services.

PROPOSALS BY SHAREHOLDERS FOR THE 2008 ANNUAL MEETING

Our Amended and Restated Bylaws provide that in order to submit any business, or nominate any person for election, to the board of directors, a shareholder must give written notice to our Secretary, such notice containing the information specified in our bylaws, not less than sixty days and not more than ninety days prior to the first anniversary date of our proxy statement in connection with the last annual meeting. You may obtain a copy of our bylaws by submitting a request addressed to Lynn Early, Governance Director, One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 249-7643 with any questions.

Rule 14a-4 under the Securities Exchange Act of 1934 allows us to use discretionary voting authority to vote on matters coming before an annual meeting, if we do not have notice of the matter at least forty-five days before the anniversary of the date on which we first mailed our proxy materials for the prior year’s annual meeting or the date specified by an advance notice provision in our bylaws. Our bylaws contain an advance notice provision as described above. For our annual meeting scheduled for May 7, 2008, shareholders must submit such written notice to our Secretary not earlier than December 31, 2007 and not later than January 30, 2008.

These requirements are separate and apart from the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934. For purposes of our 2008 annual meeting, any shareholder who wishes to submit a proposal for inclusion in our proxy statement must submit such proposal to our Secretary on or before December 3, 2007.

OTHER MATTERS

The board of directors knows of no further business other than that described in this proxy statement that will be presented for consideration at the annual meeting. If, however, other business shall properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by such proxy in accordance with their best judgment.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006, including consolidated financial statements, footnotes and financial statement schedules, but excluding exhibits, will be made available without charge to the shareholders. You should address requests to Mark Barnett, Vice President—Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 677-5331 with any questions.

We file Current Reports on Form 8-K, Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and other reports electronically with the Securities and Exchange Commission, which are available on the Securities and Exchange Commission website, which you can find at http://www.sec.gov. We also make these reports available on our website, which you can find at http://www.nationwide.com, under the “SEC Filings” subsection of the “Investor Relations” area of the website.

Appendix A

INDEPENDENCE STANDARDS FOR DIRECTORS

In order for a director to be “independent” for purposes of service on the Nationwide Financial Services, Inc. (“NFS”) Board of Directors, the Board must determine that he or she has no material relationship with NFS (either directly or as a partner, shareholder or officer of an organization that has a relationship with NFS). The Board has established these categorical standards to assist the Board in making determinations of director independence. For purposes of applying these standards, the Board will look back at relationships within the three years preceding the date of the Board determination.1

The Board has established the following categorical standards based on the Corporate Governance Rules of the New York Stock Exchange:

1.	A director will not be independent if, within the preceding three (3) years, he or she was an employee of NFS, other than as an interim executive officer.[2]

2.	A director will not be independent if he or she has received more than $100,000 during any twelve-month period within the preceding three years in direct compensation from NFS, other than compensation for service as an interim executive officer, director and committee fees, and pension or other forms of deferred compensation for prior service, provided that such pension or deferred compensation is not contingent in any way upon continued service.

3.	A director will not be independent if he or she is a current partner or employee of a firm that is the internal or external auditor of NFS or was within the last three (3) years, but is no longer, a partner or employee of such firm and personally worked on the audit of NFS within that time.

4.	A director will not be independent if, within the preceding three (3) years, he or she was employed as an executive officer of another company on whose compensation committee any of the present executive officers of NFS served at the same time.

5.

A director will not be independent if he or she is currently an employee of a company that, within any of the preceding three (3) fiscal years, has made payments to, or received payments from, NFS for property or services in an amount that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues in that fiscal year.[3]

6.	A director will not be independent if an immediate family member of the director, within the preceding three (3) years, has been an executive officer of NFS.

7.	A director will not be independent if an immediate family member of the director has received more than $100,000 during any twelve-month period within the preceding three calendar years in direct compensation from NFS, other than compensation received for service as an employee other than an executive officer, director and committee fees, and pension or other forms of deferred compensation for prior service, provided that such pension and deferred compensation is not contingent in any way upon continued service.

8.	A director will not be independent if his or her immediate family member is (1) a current partner in a firm which is the internal or external auditor of NFS, (2) a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (3) was within the last three (3) years, but is no longer, a partner or employee of such firm and personally worked on the audit of NFS within that time.

[1]	The three (3) year “look-backs” provided for herein will be applied beginning November 4, 2004. Until then, a transitional one (1) year look-back will be applied.
[2]	The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.
[3]	Contributions to tax exempt organizations shall not be considered payments for this purpose.

A-1

9.	A director will not be independent if an immediate family member of the director, within the preceding three (3) years, has been employed as an executive officer of another company on whose compensation committee any of the present executive officers of NFS served at the same time.

10.

A director will not be independent if an immediate family member of the director is currently an executive officer of a company that, in any of the preceding three (3) fiscal years, has made payments to, or received payments from, NFS for property or services in an amount that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues in that fiscal year.[4]

In addition, the Board has established the following supplemental categorical standards:

11.	A director will not be independent if he or she (or his or her spouse) has received more than $100,000 during any twelve-month period within the preceding three calendar years in “indirect” compensation attributable to payments received from NFS for services provided by his or her employer or any advisory firm in which the director is a partner or has a greater than 10% equity or voting interest (whether or not the director personally provided the service).

12.	A director will not be independent if he or she, or a member of his or her immediate family, is an executive officer, director or trustee of a foundation, educational institution, charity or other tax exempt organization that receives, or has received, from NFS or any other Nationwide entity (including Nationwide Foundation), within any of the preceding three (3) years, discretionary contributions, grants or endowments in any single fiscal year exceeding the greater of $100,000 or 1% of consolidated gross revenues received by the tax exempt organization in that fiscal year.

In addition, contributions made by NFS to any tax exempt organization in which a director serves as an executive officer shall be disclosed in the annual proxy statement if, within the preceding three (3) years, contributions in any single fiscal year from NFS to the organization exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

13.	A director will not be independent if he or she, or a member of his or her immediate family is an executive officer, partner or greater than 10% owner of a company that is indebted to NFS, or to which NFS is indebted, and the total amount of indebtedness of either company to the other exceeds 1% of the total consolidated assets of the other company.

14.	A director of NFS who is also a director of an affiliate of NFS will be considered independent if he or she meets the standards set forth above for both NFS and the affiliate.

For purposes of these categorical standards, references to “NFS” mean NFS, its subsidiaries and its parents, Nationwide Mutual Insurance Company and Nationwide Corporation.

For the purposes of these categorical standards, “immediate family” or “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. In applying the three-year (and transitional one-year) “look-back” provisions of these categorical standards, individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated shall not be considered.

For relationships not covered by these guidelines, the members of the Board of Directors who meet the independence guidelines set forth above shall determine whether the relationship is material or not. NFS shall explain in the next annual proxy statement the basis for the determination that any such relationship is immaterial.

Approved on November 2, 2005

[4]	Contributions to tax exempt organizations shall not be considered payments for this purpose.

A-2

NFAR-PS-2006

NATIONWIDE FINANCIAL SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2007

PROXY

The undersigned hereby constitutes and appoints Joseph A. Alutto, Donald L. McWhorter and Alex Shumate, each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Nationwide Financial Services, Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at One Nationwide Plaza, Columbus, Ohio, on May 2, 2007, at 1:30 P.M., Eastern Time, and at any adjournments thereof, as follows:

(Continued, and to be marked, dated and signed on the reverse side)

SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

Detach here from proxy voting card.

ANNUAL MEETING OF SHAREHOLDERS

OF

NATIONWIDE FINANCIAL SERVICES, INC.

May 2, 2007

1:30 P.M. Eastern Time

One Nationwide Plaza

Columbus, Ohio

AGENDA

ELECT CLASS I DIRECTORS

RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007

CONDUCT ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING

A vote FOR proposals 1 and 2 is recommended by the Board of Directors.

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

FOR WITHHELD FOR ALL FOR AGAINST ABSTAIN

1. Election of Class I Directors.

Nominees:

01 James G. Brocksmith, Jr.

02 Keith W. Eckel

03 James F. Patterson

04 Gerald D. Prothro

To withhold authority to vote for any nominee, strike a line through the nominee’s name.

2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR each director listed and FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, each dated March 30, 2007.

This proxy should be dated and signed by the shareholder exactly as his or her name appears herein and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Detach here from proxy voting card.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet or telephone voting is available through 11:59 PM Eastern Time on May 1, 2007.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.proxyvoting.com/nfs

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you are acknowledging receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement and the Company’s Annual Report for 2006. You do NOT need to mail back your proxy card.

If you wish to attend the Annual Meeting of Shareholders, you will need to present your proxy card or other proof of stock ownership, such as a statement from your broker, and valid photo identification in order to gain admittance.

You can view the Annual Report and Proxy Statement on the Internet at www.nationwidefinancial.com